Filed Pursuant to Rule 424(b)(3)

Registration No. 333-271028

PROSPECTUS

Up To 16,386,574 Shares of

Common Stock

Issuable Upon Exercise of

Warrants and Options

Up To 104,838,112 Shares

of Common Stock

Up To 5,450,000 Warrants

This prospectus relates to the issuance by us of up to an aggregate of 16,386,574 shares of our common stock, par value $0.0001 per share (the “Common Stock”) consisting of (i) up to 5,450,000 shares of Common Stock that are issuable upon the exercise of 5,450,000 warrants (the “Sponsor Warrants” or "Private Placement Warrants") originally issued to JAR Sponsor, LLC (the “Sponsor”) in private placements at a price of $1.00 per warrant in connection with the initial public offering (the “L&F IPO”) of L&F Acquisition Corp., a Cayman Islands exempted company (“L&F”), (ii) up to 10,763,419 shares of Common Stock that are issuable upon the exercise of 10,763,419 warrants (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”), and (iii) up to 173,155 shares of Common Stock issuable upon the exercise of certain outstanding options assumed by us in connection with the consummation of the Business Combination (as defined in this prospectus) held by a former director and two former consultants of ID Experts Holdings, Inc., a Delaware corporation (“IDX”) whose positions were terminated prior to the Business Combination (the “IDX Options”). Each Warrant entitles the holder thereof to purchase one share of our Common Stock at a price of $11.50 per share. We will receive the proceeds from any exercise of any Warrants for cash, which amount of aggregate proceeds, assuming the exercise of all Warrants, would be $186.5 million. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the market price of our Common Stock, the last reported sales price for which was $1.02 per share on September 19, 2023. If the market price for our Common Stock is less than $11.50 per share, we believe warrant holders will be unlikely to exercise their Warrants.

This prospectus also relates to the offer and sale from time to time by the selling securityholders named in this prospectus or their permitted transferees (the “Selling Securityholders”) of (a) up to 104,838,112 shares of Common Stock consisting of (i) 77,074,446 shares of Common Stock issued as merger consideration to certain former stockholders of ZeroFox, Inc. and IDX in connection with the consummation of the Business Combination based upon an implied equity consideration value of $10.00 per share, (ii) 193,039 shares of Common Stock issued upon the exercise by two of our executives of options assumed by us in connection with the consummation of the Business Combination at exercise prices of $0.49 per share and $0.60 per share, (iii) up to 89,125 shares of Common Stock issued or issuable upon the exercise of options assumed by us in connection with the consummation of the Business Combination with a weighted average exercise price of $0.25 per share, (iv) 855,294 shares of Common Stock (the “PIPE Shares”) issued by us to certain investors (the “PIPE Investors”) in connection with the consummation of the Business Combination in a private placement at a price of $10.00 per share, (v) up to 16,863,708 shares of Common Stock that are issuable upon the conversion of $150 million aggregate principal amount of our 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025 (the “Notes”) issued by us to certain investors (the “Convertible Notes Investors”) in connection with the consummation of the Business Combination in a private placement for an aggregate purchase price of $150 million, (vi) 4,312,500 shares of Common Stock (the “Founder Shares”) originally purchased by the Sponsor for $25,000, or approximately $0.006 per share, in a private placement in connection with the L&F IPO, and (vii) up to 5,450,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants, and (b) up to 5,450,000 Private Placement Warrants. The Notes have an initial conversion price of $11.50 per share, subject to adjustment as provided in the indenture governing the Notes. The number of shares issuable upon conversion of the Notes (the “Notes Shares”) is calculated assuming that we exercise our option to pay interest in kind with respect to the Notes and further assumes conversion of the Notes after all interest payments prior to maturity are paid in kind and the Notes are converted and settled on the second business day prior to maturity. We will not receive any proceeds from the sale of shares of Common Stock or Warrants by the Selling Securityholders pursuant to this prospectus.

In connection with L&F’s extraordinary general meetings to approve (i) an amendment to L&F’s amended and restated memorandum and articles of association to extend the date to complete L&F’s initial business combination and (ii) the Business Combination, holders of an aggregate of 16,243,998 Class A Ordinary Shares (as defined in this prospectus), representing 94.2% of L&F’s Class A Ordinary Shares, exercised their right to redeem their shares for cash at redemption prices of approximately $10.154 per share and $10.177 per share, respectively, for an aggregate redemption amount of $165,004,557. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 73.7% of the outstanding shares of Common Stock as of August 28, 2023 and approximately 105.8% of our public float (after giving effect to the issuance of shares upon the exercise of the Private Placement Warrants and the issuance of 16,863,708 shares upon conversion of the Notes, which assumes we exercise our option to pay interest in kind and the maximum additional shares are issued). Given the substantial number of shares of Common Stock being registered for potential resale by the Selling Securityholders pursuant to this prospectus, the sale of shares by the Selling Securityholders, or the perception in the market that the Selling Securityholders of a large number of shares intend to sell shares, could increase the volatility of the market price of our Common Stock or result in a significant decline in the public trading price of our Common Stock. Even if the trading price of our Common Stock is significantly below $10.00, the offering price for the L&F Public Units (as defined in this prospectus), certain of the Selling Securityholders, including the Sponsor, may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $1.02 on September 19, 2023, the Sponsor and other holders of the Founder Shares (assuming 1,293,750 Founder Shares are no longer subject to forfeiture based on the satisfaction of certain earnout conditions) would experience a potential profit of up to approximately $1.02 per share, or up to approximately $4.4 million in the aggregate.

Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Common Stock or Private Placement Warrants. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Common Stock or Private Placement Warrants publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell shares of Common Stock or Private Placement Warrants in the section titled “Plan of Distribution.”

Our Common Stock is listed on The Nasdaq Global Market and our Public Warrants are listed on The Nasdaq Capital Market under the symbols “ZFOX” and “ZFOXW,” respectively. On September 19, 2023, the last reported sales price of our Common Stock was $1.02 per share and the last reported sales price of our Public Warrants was $0.0275 per Warrant.

We will bear all costs, expenses and fees in connection with the registration of the shares of Common Stock and the Private Placement Warrants. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sales of the shares of Common Stock and the Private Placement Warrants.

We are an “emerging growth company” as defined in Section 2(a) of the Securities Act of 1933, as amended, and are subject to reduced public company reporting requirements. This prospectus complies with the requirements that apply to an issuer that is an emerging growth company.

See the section titled “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 20, 2023.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them as described in the section titled “Plan of Distribution” in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Common Stock issuable upon the exercise of any Warrants and the IDX Options. We will not receive any proceeds from the sale of shares of Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.

We may also file a prospectus supplement or post-effective amendment to the registration statement of which this prospectus forms a part that may contain material information relating to these offerings. The prospectus supplement or post-effective amendment may also add, update or change information contained in this prospectus with respect to that offering. If there is any inconsistency between the information in this prospectus and the applicable prospectus supplement or post-effective amendment, you should rely on the prospectus supplement or post-effective amendment, as applicable. Before purchasing any securities, you should carefully read this prospectus, any post-effective amendment and any applicable prospectus supplement, together with the additional information described under the sections titled “Where You Can Find More Information" and "Incorporation by Reference.”

Neither we nor the Selling Securityholders have authorized anyone to provide any information or to make any representations other than those contained in this prospectus, any accompanying prospectus supplement or any free writing prospectus we have prepared. We and the Selling Securityholders take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus is an offer to sell only the securities offered hereby and only under circumstances and in jurisdictions where it is lawful to do so. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus. This prospectus is not an offer to sell securities, and it is not soliciting an offer to buy securities, in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus or any prospectus supplement is accurate only as of the date on the front of those documents only, regardless of the time of delivery of this prospectus or any applicable prospectus supplement, or any sale of a security. Our business, financial condition, results of operations and prospects may have changed since those dates.

On August 3, 2022 (the “Closing Date”), we consummated the transactions contemplated by the Business Combination Agreement, dated as of December 17, 2021 (the “Business Combination Agreement”), by and among L&F, L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F (“L&F Holdings”), ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“ZF Merger Sub”), IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings (“IDX Merger Sub”), IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings (“IDX Forward Merger Sub”), ZeroFox, Inc., a Delaware corporation, and IDX. As contemplated by the Business Combination Agreement, L&F was domesticated as a Delaware corporation and changed its name to ZeroFox Holdings, Inc. (the “Domestication”). On the Closing Date, we consummated the merger transactions contemplated by the Business Combination Agreement, whereby following the Domestication (i) ZF Merger Sub merged with and into ZeroFox, Inc. (the “ZF Merger”), with ZeroFox, Inc. being the surviving company in the ZF Merger and continuing (immediately following the ZF Merger) as a direct, wholly-owned subsidiary of L&F Holdings, (ii) immediately following the ZF Merger, IDX Merger Sub merged with and into IDX (the “IDX Merger”), with IDX being the surviving company in the IDX Merger (referred to herein as “Transitional IDX Entity”) and continuing (immediately following the IDX Merger) as a direct, wholly-owned subsidiary of L&F Holdings, and (iii) immediately following the IDX Merger, Transitional IDX Entity merged with and into IDX Forward Merger Sub (the “IDX Forward Merger,” and together with the ZF Merger and IDX Merger, the “Mergers” and collectively with the Domestication, the “Business Combination”), with IDX Forward Merger Sub being the surviving company in the IDX Forward Merger and continuing (immediately following the IDX Forward Merger) as a direct, wholly-owned subsidiary of L&F Holdings. The closing of the Business Combination is referred to herein as the “Closing.”

We are registering the resale of shares of Common Stock and Private Placement Warrants as required by (i) the Amended and Restated Registration Rights Agreement, dated as of August 3, 2022, by and among ZeroFox Holdings, Inc., the Sponsor Holders (as defined in this prospectus), Jefferies LLC and certain former stockholders of ZeroFox, Inc. and IDX, (ii) the Registration Rights Agreement, dated as of August 3, 2022, by and among ZeroFox Holdings, Inc. and the Convertible Notes Investors and (iii) the Common Equity Subscription Agreements (as defined in this prospectus).

Unless otherwise indicated, references in this prospectus to “ZeroFox,” “we,” “us,” “our,” and the “Company” refer to ZeroFox Holdings, Inc., a Delaware corporation (f/k/a L&F Acquisition Corp., a Cayman Islands exempted company), and its consolidated subsidiaries following the Closing or to ZeroFox, Inc., a Delaware corporation, prior to the Closing, as the context requires. References in this prospectus to “L&F” refer to L&F Acquisition Corp., a Cayman Islands exempted company, prior to the Closing.

CERTAIN DEFINED TERMS

“A&R Registration Rights Agreement” means the Amended and Restated Registration Rights Agreement, dated as of August 3, 2022, by and among ZeroFox Holdings, Inc., the Sponsor Holders, Jefferies LLC and certain former stockholders of ZeroFox, Inc. and IDX.

“Board” means the board of directors of ZeroFox Holdings, Inc. after the Closing.

“Business Combination” means the Domestication and the Mergers.

“Business Combination Agreement” means the Business Combination Agreement, dated as of December 17, 2021, by and among L&F, L&F Holdings, ZF Merger Sub, IDX Merger Sub, IDX Forward Merger Sub, ZeroFox, Inc. and IDX.

“Bylaws” means the amended and restated bylaws of ZeroFox Holdings, Inc. adopted on August 3, 2022.

“Certificate of Incorporation” means the Certificate of Incorporation of ZeroFox Holdings, Inc. filed with the Secretary of State of the State of Delaware on August 3, 2022.

“Class A Ordinary Shares” means the Class A ordinary shares, par value $0.0001 per share, of L&F prior to the Closing.

“Class B Ordinary Shares” means the Class B ordinary shares, par value $0.0001 per share, of L&F prior to the Closing.

“Closing” means the closing of the Business Combination.

“Closing Date” means the date of the Closing, August 3, 2022.

“Common Equity PIPE Financing” means the transactions consummated in connection with the Common Equity Subscription Agreements, pursuant to which the PIPE Investors collectively purchased an aggregate of 2,000,000 shares of Common Stock for an aggregate purchase price of $20,000,000.

“Common Equity Subscription Agreements” means the subscription agreements, dated December 17, 2021, entered into between L&F and each of the PIPE Investors in connection with the Common Equity PIPE Financing.

“Common Stock” means the common stock, par value $0.0001 per share, of ZeroFox Holdings, Inc.

“Continental” means Continental Stock Transfer & Trust Company.

“Convertible Notes Financing” means the transactions consummated in connection with the Convertible Notes Subscription Agreements, pursuant to which the Convertible Notes Investors collectively purchased an aggregate principal amount of $150,000,000 of Notes with an initial conversion price of $11.50 per share of Common Stock, on the terms and subject to the conditions set forth in the Convertible Notes Subscription Agreements.

“Convertible Notes Investors” means the investors in the Convertible Notes Financing pursuant to the Convertible Notes Subscription Agreements.

“Convertible Notes Registration Rights Agreement” means the Registration Rights Agreement, dated as of August 3, 2022, by and among ZeroFox Holdings, Inc. and the Convertible Notes Investors.

“Convertible Notes Subscription Agreements” means the convertible notes subscription agreements, dated December 17, 2021, entered into between L&F and each of the Convertible Notes Investors in connection with the Convertible Notes Financing.

“DGCL” means the Delaware General Corporation Law, as amended.

“Domestication” means the transfer by way of continuation and deregistration of L&F as an exempted company incorporated in the Cayman Islands and the continuation and domestication of L&F as a corporation incorporated in the State of Delaware.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Founder Shares” means the aggregate 4,312,500 shares of Common Stock held by the Sponsor Holders, originally purchased as 4,312,500 Class B Ordinary Shares by the Sponsor for $25,000, or approximately $0.006 per share, in connection with the L&F IPO and converted, on a one-for-one basis, into shares of Common Stock in connection with the Domestication, of which 4,202,767 shares of Common Stock are held by the Sponsor, 20,000 shares of Common Stock are held by Albert Goldstein, 50,000 shares of Common Stock are held by Joseph Lieberman and 39,733 shares of Common Stock are held by Kurt Summers.

“IDX” means ID Experts Holdings, Inc., a Delaware corporation.

“IDX Forward Merger” means the merger of IDX Transitional Entity with and into IDX Forward Merger.

“IDX Forward Merger Sub” means IDX Forward Merger Sub, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F Holdings prior to the Closing.

“IDX Merger” means the merger of IDX Merger Sub with and into IDX.

“IDX Merger Sub” means IDX Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings prior to the Closing.

“IDX Options” means the options to purchase up to 173,155 shares of Common Stock held by a former director and two former consultants of IDX.

“Indenture” means the Indenture, dated as of August 3, 2022, by and between ZeroFox Holdings, Inc. and Wilmington Trust Company, National Association.

“L&F” means L&F Acquisition Corp., a Cayman Islands exempted company, prior to Closing.

“L&F Holdings” means L&F Acquisition Holdings, LLC, a Delaware limited liability company and direct, wholly-owned subsidiary of L&F prior to the Closing, now known as ZeroFox Holdings, LLC.

“L&F IPO” means the initial public offering of L&F.

“L&F Public Units” means the units issued in the L&F IPO, consisting of one Class A Ordinary Share and one-half of one L&F Public Warrant.

“Mergers” means (i) the merger of ZF Merger Sub with and into ZeroFox, with ZeroFox being the surviving entity and continuing as a direct, wholly-owned subsidiary of L&F Holdings, (ii) the merger of IDX Merger Sub with and into IDX, with IDX being the surviving entity and continuing as a direct, wholly-owned subsidiary of L&F Holding (“IDX Transitional Entity”), and (iii) the merger of IDX Transitional Entity with and into IDX Forward Merger Sub, with IDX Forward Merger Sub being the surviving entity and continuing as a direct, wholly-owned subsidiary of L&F Holdings.

“Nasdaq” means The Nasdaq Stock Market LLC.

v

“Notes” means the 7.00%/8.75% Convertible Senior Cash/PIK Toggle Notes due 2025, subject to the terms and conditions of the Indenture.

“Notes Shares” means shares of Common Stock issuable upon conversion of the Notes.

“PIPE Investors” means the investors in the Common Equity PIPE Financing pursuant to the Common Equity Subscription Agreements.

“PIPE Shares” means 2,000,000 shares of Common Stock issued in the Common Equity PIPE Financing.

"Prior Equity Plans” means the 2013 ZeroFox, Inc. Equity Incentive Plan, the IDX 2016 Stock Option and Grant Plan, and the IDX 2017 Equity Incentive Plan, in each case, as amended and in effect immediately prior to the Closing.

“Private Placement Warrants” means the Sponsor Warrants.

“Public Warrants” means (i) 8,624,989 warrants to purchase shares of Common Stock at an initial exercise price of $11.50 per share, originally issued as part of the L&F Public Units as warrants to purchase Class A Ordinary Shares (“L&F Public Warrants”) and converted, on a one-for-one basis, into warrants to purchase shares of Common Stock in connection with the Domestication and (ii) 2,138,430 Underwriter Warrants transferred under the plan of distribution under a prior registration statement.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Sponsor” means JAR Sponsor, LLC, a Delaware limited liability company.

“Sponsor Holders” means the Sponsor, Albert Goldstein, Joseph Lieberman and Kurt Summers.

“Sponsor Warrants” means the 5,450,000 warrants to purchase shares of Common Stock at an initial exercise price of $11.50 per share, originally issued to the Sponsor as warrants to purchase Class A Ordinary Shares in private placements at a purchase price of $1.00 per warrant in connection with the L&F IPO and converted, on a one-for-one basis, into warrants to purchase shares of Common Stock in connection with the Domestication.

“Underwriter Warrants” means the 2,138,430 warrants to purchase shares of Common Stock at an initial exercise price of $11.50 per share, originally issued to Jefferies LLC as warrants to purchase Class A Ordinary Shares in private placements at a purchase price of approximately $1.21 per warrant in connection with the L&F IPO and converted, on a one-for-one basis, into warrants to purchase shares of Common Stock in connection with the Domestication.

“Warrants” means the Public Warrants and the Private Placement Warrants.

“Warrant Agreement” means the warrant agreement, dated as of November 23, 2020, by and between L&F and Continental (as amended or amended and restated from time to time).

“ZF Merger” means the merger of ZF Merger Sub with and into ZeroFox, Inc.

“ZF Merger Sub” means ZF Merger Sub, Inc., a Delaware corporation and direct, wholly-owned subsidiary of L&F Holdings prior to the Closing.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Statements in this prospectus may constitute “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical fact, that address activities, events or developments that we expect, believe or anticipate will or may occur in the future, including statements related to plans, strategies and objectives of management, our business prospects, our systems and technology, future profitability and our competitive position, are forward-looking statements. The words “will,” “may,” “believes,” “anticipates,” “thinks,” “expects,” “estimates,” “plans,” “intends” and similar expressions are intended to identify forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by these forward-looking statements. The inclusion of any statement in this prospectus does not constitute an admission by us or any other person that the events or circumstances described in such statement are material. In addition, new risks may emerge from time to time and it is not possible for management to predict such risks or to assess the impact of such risks on our business or financial results. Accordingly, future results may differ materially from historical results or from those discussed or implied by these forward-looking statements. Given these risks and uncertainties, the reader should not place undue reliance on these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described in the section titled “Risk Factors” in this prospectus and the following:

•
our ability to recognize the anticipated benefits of the Business Combination and our acquisition of LookingGlass Cyber Solutions, Inc.;
•
defects, errors or vulnerabilities in the Company's platform, the failure of the Company's platform to block malware or prevent a security breach, misuse of the Company's platform, or risks of product liability claims that would harm our reputation and adversely impact our business, operating results, and financial condition;
•
if our enterprise platform offerings do not interoperate with our customers’ network and security infrastructure, or with third-party products, websites or services, our results of operations may be harmed;
•
we may not timely and cost-effectively scale and adapt our existing technology to meet our customers’ performance and other requirements;
•
our ability to introduce new products, solutions and features is dependent on adequate research and development resources and our ability to successfully complete acquisitions;
•
our success depends, in part, on the integrity and scalability of our systems and infrastructure;
•
we rely on third-party cloud providers to host and operate the ZeroFox Platform (as defined in this prospectus), and any disruption of or interference with our use of these offerings may negatively affect our ability to maintain the performance and reliability of the ZeroFox Platform, which could cause our business to suffer;
•
we rely on data, software and services from other parties;
•
we have a history of losses, and we may not be able to achieve or sustain profitability in the future;
•
if organizations do not adopt external cybersecurity solutions that may be based on new and untested security concepts, our ability to grow our business and our results of operations may be adversely affected;
•
we have experienced rapid growth in recent periods, and if we do not manage our future growth, our business and results of operations will be adversely affected;
•
we face intense competition and could lose market share to our competitors, which could adversely affect our business, financial condition, and results of operations;
•
competitive pricing pressure may reduce revenue, gross profits and adversely affect our financial results;

•
adverse general and industry-specific economic and market conditions and reductions in customer spending, in either the private or public sector, including as a result of geopolitical uncertainty such as the ongoing conflict between Russia and Ukraine, may reduce demand for the ZeroFox Platform or products and solutions, which could harm our business, financial condition and results of operations;
•
if we fail to adapt to rapid technological change, evolving industry standards and changing customer needs, requirements or preferences, our ability to remain competitive could be impaired;
•
if we are unable to maintain successful relationships with our channel partners, or if our channel partners fail to perform, our ability to market, sell and distribute our platform will be limited, and our business, financial position and results of operations will be harmed;
•
we target enterprise customers and government organizations, and sales to these customers involve risks that may not be present or that are present to a lesser extent with sales to smaller entities;
•
one U.S. government customer accounts for a substantial portion of our revenue;
•
we may need to raise additional capital to maintain and expand our operations and invest in new solutions, which capital may not be available on terms acceptable to us, or at all, and which could reduce our ability to compete and could harm our business;
•
we have identified material weaknesses in internal control over financial reporting;
•
we incur significant increased expenses and administrative burdens as a public company, which could negatively impact our business, financial condition and results of operations;
•
we rely heavily on the services of our senior management team;
•
a delay in the completion of the U.S. Government’s budget and appropriation process could delay procurement of solutions we provide and have an adverse effect on our future revenue;
•
sales of our Common Stock, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Common Stock to decline and certain Selling Securityholders still may realize significant profits;
•
the market price of shares of our Common Stock may be volatile, which could cause the value of stockholder investments to decline;
•
there may not be an active trading market for our Common Stock, which may make it difficult to sell shares of Common Stock; and
•
our management has limited experience in operating a public company.

Additional information concerning these, and other risks, is described in the section titled “Risk Factors.” We expressly disclaim any obligation to update any of these forward-looking statements, except to the extent required by applicable law.

PROSPECTUS SUMMARY

The following summary highlights information contained in greater detail elsewhere in this prospectus. This summary is not complete and does not contain all of the information you should consider in making your investment decision. You should read the entire prospectus carefully before making an investment in our Common Stock or Warrants. You should carefully consider, among other things, the financial statements and related notes of ZeroFox, IDX and L&F, and the section titled “Risk Factors.”

Company Overview

ZeroFox is a leading provider of SaaS-based external cybersecurity solutions. External cybersecurity focuses on exposing, disrupting, and responding to threats outside the traditional corporate perimeter. These are threats targeting organizations’ growing public attack surface as well as broader external threats.

With digital transformation continuing to accelerate, the primary way that organizations interact and transact is now through digital channels and mediums. This has led to the proliferation of digital assets and data residing on external platforms that are outside the control of an organization. These external platforms include the surface web, deep and dark web, social media sites, collaboration platforms, code sharing sites, and mobile app stores (also referred to as “public attack service”). These external platforms are largely ungoverned, unmonitored, and unprotected by existing perimeter and internal security technologies. This public attack surface exposes organizations and their respective communities to threats to their organizations, brands, digital assets, and people. These threats include targeted phishing attacks, account takeovers, credential theft, data leakage, domain spoofing, and impersonations. The overall volume of external cyber threats targeting organizations in general continues to increase, driving a need for organizations to continuously monitor the external threat environment and incorporate threat intelligence into their security operations.

ZeroFox provides customers with an innovative, comprehensive, SaaS-based platform for external cybersecurity (the "ZeroFox Platform") that protects organizations from threats outside the traditional corporate perimeter. Our Platform combines protection, intelligence, adversary disruption, and response services into an integrated solution.

We also offer comprehensive response services, including breach response, incident response, and intelligence and investigative services. Our data breach solutions include prevention, detection, forensic services, notification, and recovery assistance. We also offer membership subscriptions that include credit and non-credit monitoring, prevention tools, and unlimited recovery assistance.

Emerging Growth Company Status

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and we may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and the requirement to obtain stockholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised financial accounting standards. We have elected not to opt out of such extended transition period, which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of our financial statements with certain other public companies difficult or impossible because of the potential differences in accounting standards used.

We will remain an emerging growth company until the earliest of (a) January 31, 2026 (the last day of the fiscal year following the fifth anniversary of the closing of the L&F IPO); (b) the last day of the fiscal year in which we have total annual gross revenue of at least $1.235 billion; (c) the last day in the fiscal year in which we are deemed to be a “large accelerated filer,” which means the market value of our common stock that is held by non-affiliates exceeds $700.0 million as of the last business day of our most recently completed second fiscal quarter; and (d) the date on which we have issued more than $1.0 billion in non-convertible debt securities during the prior three-year period.

Corporate Information

Our principal executive offices are located at 1834 S. Charles Street, Baltimore, Maryland 21230, and our telephone number is (855) 936-9369. Our website is www.zerofox.com. The information found on, or that can be accessed from or that is hyperlinked to, our website is not part of this prospectus.

THE OFFERING

Issuer	ZeroFox Holdings, Inc.

Issuance of Common Stock:

Shares of Common Stock offered by us

Up to 16,386,574 shares of Common Stock consisting of (i) up to 5,450,000 shares of Common Stock issuable upon the exercise of the Sponsor Warrants, (ii) up to 10,762,919 shares of Common Stock issuable upon the exercise of the Public Warrants, and (iii) up to 173,155 shares of Common Stock issuable upon the exercise of the IDX Options.

Shares of Common Stock outstanding prior to exercise of all Warrants and the IDX Options	119,997,402 shares (as of August 28, 2023).

Exercise price of Public Warrants and Private Placement Warrants	$11.50 per share, subject to adjustment as described herein.

Exercise price of the IDX Options	$1.07

Use of Proceeds

We will receive proceeds equal to the aggregate exercise price from any exercises of the Warrants for cash. We could potentially receive up to an aggregate of approximately $186.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. We believe the likelihood that warrant holders will exercise their Public Warrants and Private Placement Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock, the last reported sales price for which was $1.02 per share on September 19, 2023. If the trading price for our

Common Stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. We will receive proceeds from any exercises of the IDX Options. See the section titled “Use of Proceeds.”

Resales of Common Stock and Warrants:

Shares of Common Stock offered by the Selling Securityholders

We are registering the resale by the Selling Securityholders named in this prospectus, or their permitted transferees, an aggregate of up to 104,838,612 shares of Common Stock, consisting of:

•
77,074,446 shares of Common Stock issued as merger consideration in the Business Combination to certain former stockholders of ZeroFox, Inc. and IDX;
•
193,039 shares of Common Stock issued upon the exercise of options assumed in the Business Combination;
•
up to 89,125 shares of Common Stock issued or issuable upon the exercise of options assumed by us in connection with the consummation of the Business Combination;
•
855,294 shares of Common Stock issued in the Common Equity PIPE Financing;
•
up to 16,863,708 shares of Common Stock issuable upon the conversion of the Notes;
•
4,312,500 Founder Shares (including 1,293,750 shares that are subject to forfeiture); and
•
up to 5,450,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants.

Warrants offered by the Selling Securityholders	Up to 5,450,000 Private Placement Warrants

Redemption	The Public Warrants are redeemable in certain circumstances. See the section titled “Description of Securities-Warrants” for further discussion.

Use of Proceeds	We will not receive any of the proceeds from the sale of the shares of Common Stock or Private Placement Warrants by the Selling Securityholders.

Market for Common Stock and Public Warrants	Our Common Stock is listed on The Nasdaq Global Market and our Public Warrants are listed on The Nasdaq Capital Market under the symbols “ZFOX” and “ZFOXW,” respectively.

Risk Factors	Before investing in our securities, you should carefully read and consider the information set forth or incorporated by reference in “Risk Factors” beginning on page 4.

RISK FACTORS

Investing in our securities involves a high degree of risk. Before making an investment decision, you should consider carefully the risk factors described in Part I, Item 1A in our most recent Annual Report on Form 10-K, as updated by subsequent Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K, which are incorporated by reference herein, and all other information contained or incorporated by reference into this prospectus as updated by our subsequent filings under the Exchange Act, and other information contained in any applicable prospectus supplement and any free writing prospectus before acquiring any such securities. Our business, operating results, financial condition and prospects could also be harmed by risks and uncertainties not currently known to us or that we currently do not believe are material. If any of the risks actually occur, our business, operating results, financial condition and prospects could be adversely affected. In that event, the market price of our Common Stock and Warrants could decline, and you could lose part or all of your investment. See the sections titled “Where You Can Find More Information”, “Cautionary Note Regarding Forward-Looking Statements” and, “Incorporation by Reference” in this prospectus. In addition, there are separate risk factors related to this offering of securities which were not included in our most recent Annual Report on Form 10-K which are listed below.

Sales of our Common Stock, or the perception of such sales, by us or the Selling Securityholders pursuant to this prospectus in the public market or otherwise could cause the market price for our Common Stock to decline and certain Selling Securityholders still may realize significant profits.

The sale of shares of our Common Stock in the public market or otherwise, including sales pursuant to this prospectus, or the perception that such sales could occur, could harm the prevailing market price of shares of our Common Stock. These sales, or the possibility that these sales may occur, also might make it more difficult for us to sell equity securities in the future at a time and at a price that we deem appropriate. Resales of our Common Stock may cause the market price of our securities to drop significantly, even if our business is doing well.

The shares of Common Stock being offered for resale pursuant to this prospectus also include shares that were purchased at prices that may be significantly below the trading price of our Common Stock and the sale of which would result in the Selling Securityholder realizing a significant gain. The Sponsor paid $25,000, or approximately $0.006 per share, for the 4,312,500 Founder Shares. Subsequent to the initial purchase of the Founder Shares by the Sponsor, the Sponsor transferred 20,000 Founder Shares to Mr. Albert Goldstein and 50,000 Founder Shares to Senator Joseph Lieberman at a nominal purchase price of $0.004 per Founder Share prior to the closing of the L&F IPO and 39,733 Founder Shares to Mr. Kurt Summers shortly after his being appointed to the L&F Board in December 2021 for no cash consideration. Even if the trading price of our Common Stock is significantly below $10.00, the offering price for the L&F Public Units, the Sponsor Holders may still have an incentive to sell shares of our Common Stock because they purchased the shares at prices lower than the public investors or the current trading price of our Common Stock. For example, based on the closing price of our Common Stock of $1.02 as of September 19, 2023, the Sponsor and the other Sponsor Holders would experience a potential profit of up to approximately $1.02 per share, or up to approximately $4.4 million in the aggregate, if they elected to sell their shares. In addition, (i) former stockholders of ZeroFox, Inc. and IDX, including Selling Securityholders, who received 109,880,250 shares of our Common Stock in the Business Combination acquired their shares based on an implied equity consideration value of $10.00 per share, (ii) investors in the PIPE Financing purchased 2,000,000 shares of Common Stock at a price of $10.00 per share, (iii) investors in the Convertible Notes Financing purchased $150 million aggregate principal amount of Notes with an initial Conversion Price of $11.50 per share for an aggregate purchase price of $150 million, and (iv) the Sponsor paid $5,450,000 for 5,450,000 Private Placement Warrants, which Private Placement Warrants have an exercise price of $11.50 per share.

In connection with L&F’s extraordinary general meetings to approve (i) an amendment to L&F’s amended and restated memorandum and articles of association to extend the date to complete L&F’s initial business combination and (ii) the Business Combination, holders of an aggregate of 16,243,998 Class A Ordinary Shares, representing 94.2% of L&F’s Class A Ordinary Shares, exercised their right to redeem their shares for cash at redemption prices of approximately $10.154 per share and $10.177 per share, respectively, for an aggregate redemption amount of $165,004,557. The shares of Common Stock being offered for resale pursuant to this prospectus by the Selling Securityholders represent approximately 73.7% of the outstanding shares of Common Stock as of August 28, 2023 and approximately 105.8% of our public float (after giving effect to the issuance of shares upon the exercise of the Private Placement Warrants and the issuance of 16,863,708 shares upon conversion of the Notes, which assumes we exercise our option to pay interest in kind and the maximum additional shares are issued). As of August 28, 2023, our four largest stockholders collectively own 52,309,894 shares of Common Stock, representing approximately 43.6% of our outstanding shares, which shares may be sold at such times as this prospectus is available for use. Sales by such stockholders could result in a significant decline in the public trading price of our Common Stock.

In addition, the shares of our Common Stock reserved for future issuance as a result of the exercise of options granted under the Prior Equity Plans and assumed in the Business Combination and under our Incentive Equity Plan will become eligible for sale in the public market once those shares are issued, subject to provisions relating to various vesting agreements, and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable. We have filed a registration statement on Form S-8 under the Securities Act and expect to file one or more additional registration statements on Form S-8 to register shares of our Common Stock issuable pursuant to these plans. Any such Form S-8 registration statements will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, subject to the provisions relating to various vesting agreements, and, in some cases, limitations on volume and manner of sale applicable to affiliates under Rule 144, as applicable.

There may not be an active trading market for our Common Stock, which may make it difficult to sell shares of Common Stock.

Although our Common Stock is listed on Nasdaq, the market for our shares has demonstrated varying levels of trading activity. If an active trading market does not develop, or develops but is not maintained, you may have difficulty selling any of our Common Stock due to the limited public float. We cannot predict the prices at which our Common Stock will trade. It is possible that in one or more future periods our results of operations and progression of our product pipeline may not meet the expectations of public market analysts and investors, and, as a result of these and other factors, the price of our Common Stock may fall. Accordingly, we cannot assure you of your ability to sell your shares of our Common Stock when desired or at prices at or above the price you paid for your shares or at all.

USE OF PROCEEDS

All of the Common Stock and Private Placement Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.

We could potentially receive up to an aggregate of approximately $186.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use any net proceeds from the exercise of the Warrants for general corporate purposes. We will have broad discretion over the use of any proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. The exercise price of our Public Warrants and Private Placement Warrants is $11.50 per share. We believe the likelihood that warrant holders will exercise their Warrants, and therefore the amount of cash proceeds that we would receive, is dependent upon the trading price of our Common Stock, the last reported sales price for which was $1.02 per share on September 19, 2023. If the trading price for our Common Stock is less than $11.50 per share, we believe holders of our Public Warrants and Private Placement Warrants will be unlikely to exercise their Warrants. In addition, we will receive proceeds from any exercise of the IDX Options.

SELLING SECURITYHOLDERS

The Selling Securityholders may offer and sell, from time to time, any or all of the shares of Common Stock or Private Placement Warrants being offered for resale by this prospectus, which consists of:

•
up to 77,074,446 shares of Common Stock issued in the Business Combination to certain former stockholders of ZeroFox, Inc. and IDX;
•
up to 193,039 shares of Common Stock issued upon the exercise by two of our executives of options assumed by us upon the consummation of the Business Combination;
•
up to 89,125 shares of Common Stock issued or issuable upon the exercise of options assumed by us in connection with the consummation of the Business Combination;
•
up to 855,294 PIPE Shares;
•
up to 16,863,708 Notes Shares;
•
up to 4,312,500 Founder Shares;
•
up to 5,450,000 shares of Common Stock issuable upon the exercise of the Private Placement Warrants; and
•
up to 5,450,000 Private Placement Warrants.

As used in this prospectus, the term “Selling Securityholders” includes the Selling Securityholders listed in the tables below, and their permitted pledgees, donees, transferees, assignees, successors, designees, successors-in-interest and others who later come to hold any of the Selling Securityholders’ interest in the shares of Common Stock or Private Placement Warrants in accordance with the terms of the applicable agreements governing their respective registration rights, other than through a public sale.

The following tables were prepared based on information provided to us by the Selling Securityholders and provide, as of the date of this prospectus, except as otherwise disclosed, information regarding the beneficial ownership of our Common Stock and Private Placement Warrants of each Selling Securityholder, the number of securities that may be sold by each Selling Securityholder under this prospectus, except as otherwise disclosed, and the number of securities that each Selling Securityholder will beneficially own assuming all securities that may be offered pursuant to this prospectus are sold. The first table assumes the conversion of the Notes and the election by us to deliver Notes Shares (and not cash or a combination of cash and Notes Shares). Because each Selling Securityholder may dispose of all, none or some portion of their securities, no estimate can be given as to the number of securities that will be beneficially owned by a Selling Securityholder upon termination of this offering. For purposes of the tables below, however, we have assumed that after termination of this offering none of the securities covered by this prospectus will be beneficially owned by the Selling Securityholders and further assumed that the Selling Securityholders will not acquire beneficial ownership of any additional securities during the offering. In addition, the Selling Securityholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, our securities in transactions exempt from the registration requirements of the Securities Act after the date on which the information in the table is presented.

We may amend or supplement this prospectus from time to time in the future to update or change these Selling Securityholders lists and the securities that may be resold.

Please see the section titled “Plan of Distribution” for further information regarding the Selling Securityholders’ method of distributing these securities.

	Common Stock
Name of Selling Securityholder	Shares Beneficially Owned Prior to Offering	Shares Registered for Sale in Offering	Shares Beneficially Owned After Offering	Percent Owned After Offering
New Enterprise Associates 14, L.P.(1)	18,068,513	18,068,513	—	—
Highland Capital Partners(2)	14,200,706	14,157,788	42,918	*
Monarch Alternative Capital L.P.(3)	—	13,490,966	—	—
Redline Capital SCSp(4)	11,259,545	11,259,545	—	—
JAR Sponsor(5)	9,652,767	9,652,767	—	—
James C. Foster(6)	8,756,932	8,582,879	174,053	*
Peloton Equity(7)	6,240,486	6,240,486	—	—
ForgePoint(8)	5,988,180	5,988,180	—	—
BlueCross BlueShield Venture Partners II, L.P.(9)	3,677,933	3,643,302	34,631	*
Intel Capital Corporation(10)	5,239,291	5,239,291	—	—
Corbin ERISA Opportunity Fund, Ltd.(11)	495,000	2,529,556	495,000	*
Thomas F. Kelly(12)	2,002,176	1,959,258	42,918	*
Lane M. Bess and Leticia L. Bess Family Trust(13)	1,259,617	1,259,617	—	—
Sandbox Advantage Fund, L.P.(14)	642,934	642,934	—	—
L&F Acquisition Holdings Fund, LLC(15)	17,031	860,217	—	—
Timothy S. Bender(16)	976,015	115,118	860,897	*
Scott O’Rourke(17)	718,035	93,039	624,996	*
Lane M. Bess(18)	543,465	543,465	—	—
Sanjay Uppal(19)	318,724	318,724	—	—
Todd Headley(20)	349,252	79,603	269,649	*
Samskriti King(21)	93,393	50,475	42,918	*
Joseph Lieberman(22)	50,000	50,000	—	—
GCP-OI I, LLC(23)	92,918	50,000	42,918	*
JCH Investments LLC(24)	50,000	50,000	—	—
Kurt Summers(25)	39,733	39,733	—	—
Alsop Louie Capital 4, L.P.(26)	2,411,699	25,000	2,386,699	2.0%
Albert Goldstein(27)	20,000	20,000	—	—
John M. McConnell(28)	114,510	114,510	—	—

	Warrants
Name of Selling Securityholder	Warrants Beneficially Owned Prior to Offering	Warrants Registered for Sale in Offering	Warrants Beneficially Owned After Offering
JAR Sponsor(29)	5,450,000	5,450,000	—

*	Less than 1%

(1)
Consists of 17,839,698 shares issued in the Business Combination and 228,815 PIPE Shares held by New Enterprise Associates 14, L.P. (“NEA 14”). The shares held directly by NEA 14 may be deemed to be beneficially owned by NEA Partners 14, L.P. (“NEA Partners 14”), the sole general partner of NEA 14, and NEA 14 GP, LTD (“NEA 14 LTD”), the sole general partner of NEA Partners 14. The individual managers of NEA 14 LTD are Forest Baskett, Anthony A. Florence, Jr., Patrick J. Kerins, and Scott D. Sandell (together, the “NEA 14 Managers”). NEA Partners 14, NEA 14 LTD, and the NEA 14 Managers may be deemed to share voting and dispositive power with regard to the shares directly held by NEA 14. All indirect holders of the above referenced shares disclaim beneficial ownership of all applicable shares except to the extent of their actual pecuniary interest therein.

(2)
Consists of (i) 9,208,483 shares issued in the Business Combination and 117,962 PIPE Shares held by Highland Capital Partners 9 Limited Partnership (“HCP 9”), (ii) 3,966,461 shares issued in the Business Combination and 50,811 PIPE Shares held by Highland Capital Partners 9-B Limited Partnership (“HCP 9B”), (iii) 803,775 shares issued in the Business Combination and 10,296 PIPE Shares held by Highland Entrepreneurs’ Fund 9 Limited Partnership (“HEF 9”), and (iv) 42,918 shares held by Corey Mulloy. Pursuant to an agreement between HCP (the investment advisor to HCP 9, HCP 9B, and HEF 9) and Mr. Mulloy, any proceeds from the sale of the shares will be transferred to HCP. The general partner of each of HCP 9, HCP 9B, and HEF 9 is Highland Management Partners 9 Limited Partnership (“Highland 9 GP LP”), whose general partner is Highland Management Partners 9 LLC (“Highland 9 GP LLC”). Highland 9 GP LP and Highland 9 GP LLC may be deemed to have voting and dispositive power over shares held by each of HCP 9, HCP 9B, and HEF 9. Robert Davis, Dan Nova, Paul Maeder, and Mr. Mulloy (“Managing Members”) are the managing members of Highland 9 GP LLC and may be deemed to share voting and dispositive power over shares held by each of HCP 9, HCP 9B, and HEF 9. Mr. Mulloy was a member of our Board from the Closing Date until June 29, 2023, and was a director of ZeroFox between 2015 and the Closing Date. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement on Schedule 14A relating to our 2023 annual meeting of stockholders, filed with the SEC on May 15, 2023 (our “Proxy Statement”).
(3)
Consists of (i) 205,739 Notes Shares issuable upon conversion of $2,366,000 original principal amount of Notes held by Monarch Customized Opportunistic Fund-Series 1 LP (“MCOF”), (ii) 1,165,999 Notes Shares issuable upon conversion of $13,409,000 original principal amount of Notes held by Monarch Debt Recovery Master Fund Ltd (“Monarch Debt”), and (iii) 9,063,041 Notes Shares issuable upon conversion of $104,225,000 original principal amount of Notes held by MFI ICAV (together with MCOF and Monarch Debt, the “Funds”). Also consists of an aggregate of 3,056,187 Notes Shares issuable upon conversion by the Funds assuming that we exercise our option to pay interest in kind and further assumes conversion after all interest payments prior to maturity are paid in kind and the Notes are converted on the second business day prior to maturity. The investment manager of each of the Funds is Monarch Alternative Capital L.P. (“Monarch Capital”) and the general partner of Monarch Capital is MDRA GP LP, whose general partner is Monarch GP LLC. Monarch Capital has been delegated voting and disposition authority over the Common Stock issuable upon conversion, and as such, Monarch Capital, MDRA GP LP and Monarch GP LLC may be deemed to share voting and dispositive power over any Notes Shares that may be issued to and held by the Funds. Investment and voting decisions made by the Funds rest with the portfolio managers of Monarch Capital-Michael Weinstock, Andrew Herenstein, Christopher Santana and Adam Sklar. Such portfolio managers make decisions by consensus and, as such, each such individual disclaims beneficial ownership of any Notes Shares that may be issued to and held by the Funds. Upon conversion of any Note, we have the option to settle the conversion in cash, shares of Common Stock or a combination of both. Because each of the Funds does not have the right to obtain any shares of Common Stock upon conversion of any of the Notes, each of the foregoing entities and individuals disclaims beneficial ownership of any shares of Common Stock potentially issuable upon conversion of the Notes held by the Funds, and the inclusion of any shares of Common Stock in this table does not constitute an admission of beneficial ownership for the person or entity named.
(4)
Represents shares issued in the Business Combination held directly by Redline Capital Fund SCSp (“Redline Capital Fund”), a legal successor of Redline Capital Fund, FCP-FIS, including its sub-fund Redline Capital Fund Universal Investments. Redline Capital GP SARL (“Redline Capital GP”) acts as managing general partner of Redline Capital Fund, and Redline Capital (UK) Limited (“Redline Adviser”) serves as the investment adviser to Redline Capital Fund. Pursuant to a letter agreement, dated December 7, 2021, Redline Capital Fund and its affiliates granted to ZeroFox’s chief executive officer an irrevocable proxy to vote all of their shares, which shall be voted proportionally to the overall votes cast by other shareholders of ZeroFox on proposals or resolutions voted on by ZeroFox’s stockholders. Alastair Cookson, Executive Director and Partner of Redline Adviser, served as a director of ZeroFox from 2017 until December 7, 2021. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(5)
Consists of 4,202,767 Founder Shares (including 1,266,750 shares that are subject to forfeiture if certain earnout conditions are not satisfied) and 5,450,000 shares issuable upon exercise of 5,450,000 Private

Placement Warrants purchased by JAR Sponsor LLC in connection with the L&F IPO. MSBD 2020 Series LLC and Victory Park Capital Advisors, LLC, as the voting members of JAR Sponsor LLC, exercise voting control over the entirety of shares held directly by JAR Sponsor LLC. Jeffrey C. Hammes, by virtue of his role as managing member of MSBD 2020 Series LLC has voting and dispositive power over the shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the shares held directly by JAR Sponsor LLC. Richard Levy has voting and dispositive power on behalf of Victory Park Capital Advisors, LLC over the shares held by JAR Sponsor LLC, and therefore may be deemed to have beneficial ownership of the shares held directly by JAR Sponsor LLC. JAR Sponsor LLC was the sponsor of L&F and Messrs. Hammes and Levy were directors of L&F prior to the Closing. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(6)
Includes (i) 8,522,404 shares issued in the Business Combination and held directly by Mr. Foster and (ii) 60,475 shares issued in the Business Combination and held by Wolf Acquisitions, L.P. (“Wolf”). Wolf is wholly-owned by Mr. Foster. Mr. Foster is our Chairman and Chief Executive Officer, is a co-founder of ZeroFox and has served as Chairman and Chief Executive Officer of ZeroFox since 2013. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(7)
Consists of (i) 3,595,044 shares held by Peloton Equity I, L.P. (“Peloton Equity”), consisting of 3,505,502 shares issued in the Business Combination and 89,542 PIPE Shares and (ii) 2,645,442 shares held by Peloton ID Experts, LLC (“Peloton ID”), consisting of 2,579,551 shares issued in the Business Combination and 65,891 PIPE Shares. Peloton Equity GP (“Peloton GP”) is the general partner of Peloton Equity and Peloton ID. Carlos Ferrer and Theodore B. Lundberg are the managing members (the “Managing Members”) of Peloton GP. Peloton GP and the Managing Members may be deemed to share voting and dispositive power over the shares held by Peloton Equity and Peloton ID. Mr. Lundberg served as Chairman of the Board, and Justin Yang, a partner of Peloton GP, served as a director, of IDX from 2016 until the Closing. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(8)
Consists of (i) 68,825 shares held by ForgePoint Cyber Affiliates Fund I, L.P., consisting of 67,102 shares issued in the Business Combination and 1,723 PIPE Shares and (ii) 5,919,355 held by ForgePoint Cybersecurity Fund I, L.P. (together with ForgePoint Cyber Affiliates Fund I, L.P., the “ForgePoint Funds”), consisting of 5,771,132 shares issued in the Business Combination and 148,223 PIPE Shares. Donald R. Dixon and Alberto J. Yepez are the managing members of ForgePoint Cybersecurity GP-I, LLC (“Cybersecurity GP”), which is the general partner of each of the ForgePoint Funds, and each of Cybersecurity GP and its managing members exercise shared voting and dispositive rights with respect to the shares of stock held by each of the ForgePoint Funds. Sean Cunningham is a non-managing member of ForgePoint Cybersecurity GP-I, LLC. In this capacity, Mr. Cunningham does not have voting or dispositive power over the shares held by the ForgePoint Funds. Mr. Cunningham was a member of our Board from the Closing Date until June 29, 2023, and was a director of IDX from 2016 until the Closing. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(9)
Consists of 3,643,302 shares issued in the Business Combination held by BlueCross BlueShield Venture Partners II, L.P. (the “Fund”). BlueCross BlueShield Ventures II, Inc. (the “GP”) is the general partner of the Fund. Voting and disposition decisions at the GP with respect to the shares held by the Fund are made by an investment committee. Also includes 34,631 shares issuable upon the exercise of options which the Fund has the right to direct the exercise of, and over which shares the Fund would have sole voting and dispositive power.
(10)
Represents shares issued in the Business Combination held directly by Intel Capital Corporation. Intel Capital Corporation is a wholly-owned subsidiary of Intel Corporation. Intel Capital Corporation shares voting and investment power over its held shares with Intel Corporation.
(11)
Consists of (i) 1,956,521 Notes Shares issuable upon conversion of $22,500,000 original principal amount of Notes held by Corbin ERISA Opportunity Fund, Ltd. (“Corbin ERISA”) and (ii) 495,000 shares issuable upon the exercise of 495,000 Public Warrants held by Corbin ERISA. Also consists of an aggregate of 573,035 Notes Shares issuable upon conversion by Corbin ERISA assuming that we exercise our option to pay interest in kind and further assumes conversion after all interest payments prior to maturity are paid in kind and the Notes are converted on the second business day prior to maturity. Corbin Capital Partners, L.P. (“CCP”) is the investment manager of Corbin ERISA. CCP and its general partner, Corbin Capital Partners GP, LLC may be deemed beneficial owners of the shares beneficially owned by Corbin ERISA. Craig Bergstrom, as the Chief Investment Officer of CCP, makes voting and investment for Corbin ERISA, but disclaims beneficial ownership of the shares held by them, except to the extent of his pecuniary interest therein. Upon conversion of any Note, we have the option to settle the conversion in cash, shares of Common Stock or a combination of both. Because Corbin ERISA does not have the right to obtain any shares of Common Stock upon conversion of its Notes, each of the foregoing entities and individual disclaims beneficial ownership of any shares of Common Stock potentially issuable upon conversion of the Notes held by Corbin ERISA, and the inclusion of any shares of Common Stock in this table does not constitute an admission of beneficial ownership for the person or entity named.
(12)
Includes 1,959,258 shares issued in the Business Combination. Thomas F. Kelly served as the President and Chief Executive Officer of IDX prior to the Closing and is a member of our Board.
(13)
Represents shares issued in the Business Combination. Mr. Bess is a trustee. See note (19) below.
(14)
Consists of 642,934 shares issued in the Business Combination held by Sandbox Advantage Fund, L.P. (the “Fund”). Sandbox Advantage Associates, LLC (the “GP”) is the general partner of the Fund. Voting and disposition decisions at GP with respect to the shares held by the Fund are made by a board of managers.
(15)
Consists of (i) 652,173 Notes Shares issuable upon conversion of $7,500,000 original principal amount of Notes held by and (ii) 17,031 PIPE Shares. Also consists of an aggregate of 191,013 Notes Shares issuable upon conversion by L&F Acquisition Holdings Fund, LLC assuming that we exercise our option to pay interest in kind and further assumes conversion after all interest payments prior to maturity are paid in kind and the Notes are converted on the second business day prior to maturity. L&F Acquisition Holdings Fund, LLC is an affiliate of Victory Park Capital Advisors, LLC, an entity affiliated with Richard Levy, who exercises voting and dispositive power over shares held by L&F Acquisition Holdings Fund, LLC. Mr. Levy was a director of L&F prior to the Closing. Upon conversion of any Note, we have the option to settle the conversion in cash, shares of Common Stock or a combination of both. Because L&F Acquisition Holdings Fund, LLC does not have the right to obtain any shares of Common Stock upon conversion of its Notes, each of the foregoing entities and individual disclaims beneficial ownership of any shares of Common Stock potentially issuable upon conversion of the Notes held by L&F Acquisition Holdings Fund, LLC, and the inclusion of any shares of Common Stock in this table does not constitute an admission of beneficial ownership for the person or entity named. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(16)
Includes 15,118 shares issued in the Business Combination and 100,000 shares issued upon the exercise of options assumed in the Business Combination. Also includes 797,611 shares issuable upon the exercise of options exercisable within 60 days of August 28, 2023. Mr. Bender is our Chief Financial Officer and served as Chief Financial Officer from 2016 until the Closing.
(17)
Includes 93,039 shares issued upon the exercise of options assumed in the Business Combination. Also includes 568,039 shares issuable upon the exercise of options exercisable within 60 days of August 28, 2023. Mr. O’Rourke is our Chief Revenue Officer and served as Chief Revenue Officer of ZeroFox from 2017 until the Closing.
(18)
Represents shares issued in the Business Combination. Mr. Bess was a director of ZeroFox from 2015 until the Closing.
(19)
Includes 31,870 shares issued upon the exercise of options assumed in the Business Combination. Mr. Uppal served as Chief Financial Officer of IDX prior to the Closing.
(20)
Includes 79,603 shares issued in the Business Combination. Mr. Headley is a member of our Board and was a director of ZeroFox from 2014 until the Closing.
(21)
Includes 50,475 shares issued in the Business Combination. Ms. King is a member of our Board and was a director of ZeroFox from 2021 until the Closing.

(22)
Represents 50,000 Founder Shares (including 15,000 shares that are subject to forfeiture if certain earnout conditions are not satisfied). Mr. Lieberman was a director of L&F prior to the Closing.
(23)
Represents 50,000 PIPE Shares. Adam Gerchen, by virtue of his role as manager of GCP-OI I, LLC has voting and dispositive power over the shares held directly by GCP-OI I, LLC. Mr. Gerchen was Chief Executive Officer and a director L&F prior to the Closing and is a member of our Board. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(24)
Represents PIPE Shares held by JCH Investments LLC. Jeffrey C. Hammes has sole voting and dispositive power over these shares in his capacity as Managing Member of JCH Investments LLC. Mr. Hammes was Chairman and a director of L&F prior to the Closing. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(25)
Represents 39,733 Founder Shares (including 6,000 shares that are subject to forfeiture if certain earnout conditions are not satisfied). Mr. Summers was a director of L&F prior to the Closing.
(26)
Includes 25,000 PIPE Shares held by Alsop Louie Capital 4, L.P. (“Alsop Louie”). Gilman Louie, Stewart Alsop and James Whims, managing members of Alsop Louie Partners 4, L.L.C., the general partner of Alsop Louie Capital 4, L.P., share voting and investment power over shares held by Alsop Louie. Mr. Louie was a director of ZeroFox from 2020 to May 2022. Mr. Louie served as Chairman (and previously served as Chief Executive Officer) of LookingGlass Cyber Solutions, Inc. (“LookingGlass”) until consummation of ZeroFox’s acquisition of LookingGlass on April 21, 2023. Gilman Louie and Stewart Alsop are the managing members of Alsop Louie Partners 2, L.L.C., the general partner of Alsop Louie Capital 2 L.P., which beneficially owns 1,730,660 shares, which are not registered for resale hereunder. See the section titled “Certain Relationships and Related Person Transactions” in our Proxy Statement.
(27)
Represents 20,000 Founder Shares (including 6,000 shares that are subject to forfeiture if certain earnout conditions are not satisfied). Mr. Goldstein was a director of L&F prior to the Closing.
(28)
Includes (i) 57,255 shares issued in the Business Combination and (ii) 57,255 shares issuable upon the exercise of options assumed in the Business Combination, which are exercisable within 60 days of August 28, 2023. Mr. McConnell was a director of ZeroFox from 2013 until the Closing.
(29)
See note 5 above for information about Private Placement Warrants held by JAR Sponsor.

DESCRIPTION OF SECURITIES

The following is a summary of the general terms of our capital stock and Warrants does not purport to be complete and is subject to, and qualified in its entirety by, reference to the DGCL and our Certificate of Incorporation and Bylaws. See “Where You Can Find More Information.”

General

The authorized capital stock of the Company consists of 1,100,000,000 shares of stock, $0.0001 par value per share, of which 1,000,000,000 shares are designated as Common Stock and 100,000,000 shares are designated as preferred stock.

Common Stock

The Certificate of Incorporation authorizes one class of Common Stock.

Dividend Rights

The DGCL permits a corporation to declare and pay dividends out of “surplus” or, if there is no “surplus”, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. “Surplus” is defined as the excess of the net assets of the corporation over the amount determined to be the capital of the corporation by the board of directors. The capital of the corporation is typically calculated to be (and cannot be less than) the aggregate par value of all issued shares of capital stock. Net assets equals the fair value of the total assets minus total liabilities. The DGCL also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets. Delaware common law also imposes a solvency requirement in connection with the payment of dividends.

Subject to preferences that may apply to any shares of the Company’s preferred stock outstanding at the time, the holders of Common Stock will be entitled to receive dividends out of funds legally available therefor if the Board, in its discretion, determines to authorize the issuance of dividends and then only at the times and in the amounts that the Board may determine.

Voting Rights

Holders of Common Stock are entitled to one vote for each share held as of the record date for the determination of the stockholders entitled to vote on such matters, including the election and removal of directors, except as otherwise required by law. Under Delaware law, the right to vote cumulatively does not exist unless the certificate of incorporation specifically authorizes cumulative voting. The Certificate of Incorporation does not authorize cumulative voting and provides that no stockholder is permitted to cumulate votes at any election of directors. Consequently, the holders of a majority of the outstanding shares of Common Stock can elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

Right to Receive Liquidation Distributions

If the Company becomes subject to a liquidation, dissolution, or winding-up, the assets legally available for distribution to the Company’s stockholders would be distributable ratably among the holders of Common Stock and any participating series of the Company’s preferred stock outstanding at that time, subject to prior satisfaction of all outstanding debt and liabilities and the preferential rights of, and the payment of any liquidation preferences on, any outstanding shares of the Company’s preferred stock.

Other Matters

All outstanding shares of Common Stock are fully paid and nonassessable. The Common Stock is not entitled to preemptive rights and is not subject to redemption or sinking fund provisions.

Preferred Stock

The Board is authorized, subject to limitations prescribed by the DGCL, to issue preferred stock in one or more series, to establish from time to time the number of shares to be included in each series, and to fix the designation, powers, preferences, and rights of the shares of each series and any of its qualifications, limitations, or restrictions, in each case without further vote or action by the Company’s stockholders. The Board is empowered to increase or decrease the number of shares of any series of the Company’s preferred stock, but not below the number of shares of that series then outstanding, without any further vote or action by the Company’s stockholders. The Board is able to authorize the issuance of the Company’s preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of Common Stock. The issuance of the Company’s preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring, or preventing a change in control of the Company and might adversely affect the market price of the Common Stock and the voting and other rights of the holders of Common Stock. There are currently no plans to issue any shares of the Company’s preferred stock.

Board of Directors

The Board currently consists of eight directors. The Certificate of Incorporation provides that the number of directors shall be fixed only by resolution of the board of directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

Takeover Defense Provisions

Certain provisions of Delaware law, the Certificate of Incorporation and the Bylaws, which are summarized herein, may have the effect of delaying, deferring, or discouraging another person from acquiring control of the Company. They are also designed, in part, to encourage persons seeking to acquire control of the Company to negotiate first with the Board.

Section 203 of the DGCL

The Company is also governed by the provisions of Section 203 of the DGCL. In general, Section 203 of the DGCL prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” (as those terms are defined in Section 203 of the DGCL) for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•
either the merger or the transaction which resulted in the stockholder becoming an interested stockholder was approved by the board of directors prior to the time that the stockholder became an interested stockholder;
•
upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by directors who are also officers of the corporation and shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or
•
at or subsequent to the time the stockholder became an interested stockholder, the merger was approved by the corporation’s board of directors and authorized at an annual or special meeting of the stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock which is not owned by the interested stockholder.

In general, Section 203 defines a “business combination” to include mergers, asset sales, and other transactions resulting in financial benefit to a stockholder and an “interested stockholder” as a person who, together with affiliates and associates, owns, or, within the prior three years, did own, 15% or more of the corporation’s outstanding voting stock. These provisions may have the effect of delaying, deferring, or preventing changes in control of the Company.

Classified Board of Directors

The Certificate of Incorporation provides that the Board is divided into three classes, designated as Class I, Class II and Class III, as nearly equal in size as is practicable. Accordingly, each class generally consists of one-third of the total number of directors constituting the entire Board. The term of the initial Class I directors terminated on the date of the first annual meeting of stockholders following the Closing Date, the term of the initial Class II directors will terminate on the date of the second annual meeting of stockholders following the Closing Date, and the term of the initial Class III directors will terminate on the date of the third annual meeting of stockholders following the Closing Date. At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a three-year term.

Removal of Directors

The Certificate of Incorporation provides that stockholders may only remove a director for cause and only by the affirmative vote of the holders of a majority of the issued and outstanding capital stock of the Company entitled to vote in the election of directors, voting together as a single class.

Board of Directors Vacancies

The Certificate of Incorporation and Bylaws authorize only a majority of the remaining members of the Board, although less than a quorum, to fill vacant directorships, including newly created directorships. In addition, subject to the rights of holders of any series of the Company’s preferred stock, the number of directors constituting the Board is permitted to be set only by a resolution of the Board. These provisions prevent a stockholder from increasing the size of the Board and then gaining control of the Board by filling the resulting vacancies with its own nominees. This makes it more difficult to change the composition of the Board and promotes continuity of management.

Stockholder Action; Special Meeting of Stockholders

The Certificate of Incorporation and Bylaws provide that the Company’s stockholders may not take action by written consent but may only take action at annual or special meetings of the stockholders. As a result, a holder controlling a majority of the Company’s capital stock would not be able to amend the Bylaws, amend the Certificate of Incorporation or remove directors without holding a meeting of the Company’s stockholders called in accordance with the Certificate of Incorporation and Bylaws. The Certificate of Incorporation and Bylaws further provide that special meetings of stockholders of the Company may be called only by the Board, the Chairperson of the Board, the Chief Executive Officer or the President of the Company, thus prohibiting stockholder action to call a special meeting. These provisions might delay the ability of the Company’s stockholders to force consideration of a proposal or for stockholders controlling a majority of the Company’s capital stock to take any action, including the removal of directors.

Advance notice requirements for stockholder proposals and director nominations

The Certificate of Incorporation provides that advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company must be given in the manner and to the extent provided in the Bylaws. The Bylaws provide that, with respect to an annual meeting of the Company’s stockholders, nominations of persons for election to the Board and the proposal of other business to be transacted by the stockholders may be made only (i) pursuant to the Company’s notice of the meeting,

(ii) by or at the direction of the Board, (iii) as provided in the certificate of designation for any class or series of preferred stock or (iv) by any stockholder who was a stockholder of record at the time of giving the notice required by the Bylaws, at the record date(s) set by the Board for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Bylaws, including, if applicable, compliance with Rule 14a-19 (the universal proxy rules) under the Exchange Act.

With respect to special meetings of stockholders, only the business specified in the Company’s notice of meeting may be brought before the meeting. Nominations of persons for election to the Board may be made only (i) by or at the direction of the Board or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the time of giving the notice required by the Bylaws, at the record date(s) set by the Board for the purpose of determining stockholders entitled to notice of, and to vote at, the meeting, and at the time of the meeting, and who complies with the advance notice provisions of the Bylaws.

The advance notice procedures of the Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to the Company’s Secretary at the principal executive office of the Company not earlier than the 150th day nor later than 5:00 p.m., local time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting. In the event that no annual meeting of stockholders was held in the preceding year, or in the event that the date of the annual meeting is advanced by more than 30 days before or delayed by more than 60 days after the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., local time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

These provisions might preclude stockholders of the Company from bringing matters before the annual meeting of stockholders or from making nominations for directors at the annual meeting of stockholders if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

No cumulative voting

The DGCL provides that stockholders are not entitled to cumulate votes in the election of directors unless a corporation’s certificate of incorporation provides otherwise. The Certificate of Incorporation does not provide for cumulative voting and provides that no stockholder is permitted to cumulate votes at any election of directors.

Amendments to Certificate of Incorporation and Bylaws

Except for those amendments permitted to be made without stockholder approval under Delaware law or the Certificate of Incorporation, the Certificate of Incorporation generally may be amended only if the amendment is first declared advisable by the Board and thereafter approved by holders of a majority of the outstanding stock of the Company entitled to vote thereon. Any amendment of certain provisions in the Certificate of Incorporation requires approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to the classified board structure, board composition, removal of directors, indemnification and exculpation, cumulative voting rights, preferred stock, exclusive forum provisions, provisions related to stockholder action and advance notice, corporate opportunities and amendments to the charter, in each case as summarized herein.

The Board has the power to adopt, amend or repeal any provision of the Bylaws. In addition, shareholders of the Company may adopt, amend or repeal any provision of the Bylaws with the approval by the holders of a majority of the voting power of the shares present in person or by proxy at the meeting of stockholders and entitled to vote on the matter. Any amendment of certain provisions in the Bylaws requires approval by holders of at least two-thirds of the voting power of the then-outstanding voting securities of the Company entitled to vote thereon, voting together as a single class. These provisions include, among others, provisions related to meetings of stockholders, the powers and composition of the Board, removal of directors, indemnification of directors and officers and amendments to the Bylaws.

Authorized but Unissued Capital Stock

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the Nasdaq Stock Market, which apply if and so long as the Common Stock remains listed on the Nasdaq Stock Market, require stockholder approval of certain issuances equal to or exceeding 20% of the then-outstanding voting power or then-outstanding number of shares of Common Stock. Additional shares that may be issued in the future may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions.

One of the effects of the existence of unissued and unreserved Common Stock may be to enable the Board to issue shares to persons friendly to current management, which issuance could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise and thereby protect the continuity of management and possibly deprive stockholders of opportunities to sell their shares of Common Stock at prices higher than prevailing market prices.

Exclusive Forum

The Certificate of Incorporation provides that, unless otherwise consented to by the Company in writing, the Court of Chancery of the State of Delaware (the “Court of Chancery”) (or, if the Court of Chancery does not have jurisdiction, another State court in Delaware or the federal district court for the District of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for the following types of actions or proceedings: (i) any derivative action or proceeding brought on behalf of the Company; (ii) any action asserting a claim of breach of a duty (including any fiduciary duty) owed by any current or former director, officer, stockholder, employee or agent of the Company to the Company or the Company’s stockholders; (iii) any action asserting a claim against the Company or any current or former director, officer, stockholders, employee or agent of the Company relating to any provision of the DGCL or the Certificate of Incorporation or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery; (iv) any action asserting a claim against the Company or any current or former director, officer, stockholder, employee or agent of the Company governed by the internal affairs doctrine of the State of Delaware, in each such case unless the Court of Chancery (or such other state or federal court located within the State of Delaware, as applicable) has dismissed a prior action by the same plaintiff asserting the same claims because such court lacked personal jurisdiction over an indispensable party named as a defendant therein. The Certificate of Incorporation further provides that, unless otherwise consented to by the Company in writing to the selection of an alternative forum, the federal district courts of the United States will, to the fullest extent permitted by law, be the sole and exclusive forum for the resolution of any complaint against any person in connection with any offering of the Company’s securities, asserting a cause of action arising under the Securities Act. Any person or entity purchasing or otherwise acquiring any interest in the Company’s securities will be deemed to have notice of and consented to this provision.

Although the Certificate of Incorporation contains the choice of forum provisions described above, it is possible that a court could rule that such provisions are inapplicable for a particular claim or action or that such provisions are unenforceable. For example, under the Securities Act, federal courts have concurrent jurisdiction over all suits brought to enforce any duty or liability created by the Securities Act, and investors cannot waive compliance with the federal securities laws and the rules and regulations thereunder. In addition, Section 27 of the Exchange Act creates exclusive federal jurisdiction over all suits brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder, and, therefore, the exclusive forum provisions described above do not apply to any actions brought under the Exchange Act.

Although we believe these provisions will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of applicable law, these exclusive forum provisions may limit the ability of our stockholders to bring a claim in a judicial forum that such stockholders find favorable for disputes with us or our directors, officers or employees, which may discourage such lawsuits against us and our directors, officers and other employees.

Corporate Opportunities

The Certificate of Incorporation provides that, to the fullest extent permitted by applicable law, none of our non-employee directors nor his or her affiliates has any duty to refrain from, directly or indirectly, (x) engaging in the same or similar business activities or lines of business as the Company or any of its affiliates has historically engaged, now engages or proposes to engage at any time or (y) otherwise competing with the Company or its affiliates. In the event that any non-employee director or his or her affiliates acquire knowledge of a potential transaction or other business opportunity which may be a corporate opportunity for the non-employee director, his or her affiliates or the Company, such non-employee director will, to the fullest extent permitted by applicable law, have no duty to communicate or offer such transaction or business opportunity to the Company or any of its affiliates and will not be liable to the Company, its affiliates or the stockholders of the Company for breach of any fiduciary duty as a director or officer of the Company solely by reason of the fact that such non-employee director or his or her affiliate pursues or acquires such opportunity for themselves, offers or directs such opportunity to another person, or does not communicate such opportunity to the Company; provided, that the Company does not renounce its interest in any corporate opportunity expressly offered or presented to any non-employee director solely in his or her capacity as a director of the Company.

Limitations on Liability and Indemnification of Directors and Officers

The DGCL authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their stockholders for monetary damages for breaches of fiduciary duties as a director or officer, subject to certain exceptions. The Company’s Certificate of Incorporation includes a provision that eliminates the personal liability of directors for monetary damages for any breach of fiduciary duty as a director to the fullest extent permitted by the DGCL as the same exists or as may hereafter be amended from time to time. The effect of these provisions is to eliminate the rights of the Company and its stockholders, through stockholders’ derivative suits on the Company’s behalf, to recover monetary damages from a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior. However, exculpation does not apply to any director if the director has breached the duty of loyalty to the corporation or its stockholders, acted not in good faith, acted with intentional misconduct, knowingly violated the law, authorized illegal dividends or redemptions or derived an improper benefit from his or her actions as a director.

The Company’s Certificate of Incorporation permits and the Bylaws obligate the Company to indemnify, to the fullest extent permitted by the DGCL, any director or officer of the Company who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”) by reason of the fact that he or she is or was a director or officer of the Company or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any such Proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Company will not be obligated to indemnify a person in connection with a Proceeding (or part thereof) initiated by such person unless the Proceeding (or part thereof) was, or is, authorized by the Board, the Company determines to provide the indemnification or is otherwise required by applicable law. In addition, the Bylaws require the Company, to the fullest extent permitted by law, to pay, in advance of the final disposition of a Proceeding, expenses (including attorneys’ fees) actually and reasonably incurred by an officer or director of the Company in defending any Proceeding, upon receipt of a written request therefor (together with documentation reasonably evidencing such expenses) and an undertaking by or on behalf of the person to repay such amounts if it shall ultimately be determined that the person is not entitled to be indemnified under the Bylaws or the DGCL.

The Company has entered into an indemnification agreement with each of its directors and executive officers that provide for indemnification to the maximum extent permitted by Delaware law.

The Company believes that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers. The limitation of liability and indemnification provisions in the Certificate of Incorporation and Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit the Company and its stockholders. In addition, your investment may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors or executive officers, we have been informed that in the opinion of the SEC such indemnification is against public policy and is therefore unenforceable.

Rule 144

Pursuant to Rule 144 under the Securities Act (“Rule 144”), a person who has beneficially owned restricted shares of our Common Stock or our Warrants for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been our affiliate at the time of, or at any time during the three months preceding a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we are required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our Common Stock or our Warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•
1% of the total number of our Common Stock then outstanding; or
•
the average weekly reported trading volume of our Common Stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•
the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•
the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and
•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.

While we were formed as a shell company, since the consummation of the Business Combination we are no longer a shell company, and so, our affiliates are able to sell their shares of Common Stock and Private Placement Warrants, and any shares of Common Stock received upon exercise of the Private Placement Warrants or the Convertible Notes, as applicable, pursuant to Rule 144 without registration given that one year has passed since the filing of our “Super” Form 8-K with Form 10 type information, which was filed on August 9, 2022, so long as the conditions in the third bullet above are satisfied.

Transfer Agent

The Transfer Agent for our Common Stock and Warrants is Continental.

Listing of Common Stock and Warrants

Our Common Stock is listed on The Nasdaq Global Market and our Public Warrants are listed on The Nasdaq Capital Market under the symbols “ZFOX” and “ZFOXW,” respectively.

Warrants

Public Warrants

Each whole Warrant, which became exercisable on September 3, 2022, entitles the registered holder to purchase one share of Common Stock at a price of $11.50 per share, subject to adjustment as discussed below, at any time after 30 days following the Closing, provided in each case that the Company has an effective registration statement under the Securities Act covering the Common Stock issuable upon exercise of the Warrants and a current prospectus relating to them is available (or we permit holders to exercise their Warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder. Pursuant to the Warrant Agreement, a warrant holder may exercise its Warrants only for a whole number of shares of Common Stock. This means only a whole Warrant may be exercised at a given time by a warrant holder. The Warrants will expire on August 3, 2027, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.

We agreed to use our best efforts to maintain the effectiveness of a registration statement (which this prospectus is a part) covering the Common Stock issuable upon the exercise of the Warrants and to use our best efforts to maintain a current prospectus relating to the Common Stock until the Warrants expire or are redeemed, as specified in the Warrant Agreement.

Notwithstanding the above, if our shares of Common Stock are at the time of any exercise of a Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of Public Warrants who exercise their Warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement, and in the event we do not so elect, we will use our best efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.

Redemption of Warrants when the price per share of our Common Stock equals or exceeds $18.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;
•
at a price of $0.01 per Warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; and
•
if, and only if, the closing price of the shares of Common Stock equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending three trading days before we send the notice of redemption to the warrant holders.

If and when the Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the Warrants, each warrant holder will be entitled to exercise his, her or its Warrant prior to the scheduled redemption date. However, the price of the shares of Common Stock may fall below the $18.00 redemption trigger price (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) as well as the $11.50 warrant exercise price after the redemption notice is issued.

Redemption of Warrants when the price per share of our Common Stock equals or exceeds $10.00. Once the Warrants become exercisable, we may redeem the outstanding Warrants (except as described herein with respect to the Private Placement Warrants):

•
in whole and not in part;
•
at a price of $0.10 per Warrant;
•
upon a minimum of 30 days’ prior written notice of redemption; provided that holders will be able to exercise their Warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of our shares of Common Stock except as otherwise described below;
•
if, and only if, the closing price of the shares of Common Stock equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within the 30 trading-day period ending three trading days before we send the notice of redemption to the warrant holders; and
•
if the closing price of the shares of Common Stock for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

Beginning on the date the notice of redemption is given and until the Warrants are redeemed or exercised, holders may elect to exercise their Warrants on a cashless basis. The numbers in the table below represent the number of shares of Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the shares of Common Stock on the corresponding redemption date (assuming holders elect to exercise their Warrants and such Warrants are not redeemed for $0.10 per Warrant), meaning for these purposes the volume- weighted average price of our shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the 10-trading day period described above ends.

The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a Warrant or the exercise price of a Warrant is adjusted as set forth under the heading “Anti-Dilution Adjustments” below. If the number of shares issuable upon exercise of a Warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a Warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a Warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a Warrant. If the exercise price of a Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “Anti-Dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “Anti-Dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share prices less the decrease in the exercise price of a Warrant pursuant to such exercise price adjustment.

Redemption Date	Fair Market Value of Shares of Common Stock
(Period to Expiration of Warrants)	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.31	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.32	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.33	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.29	0.309	0.325	0.34	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.28	0.301	0.32	0.337	0.352	0.361
30 months	0.196	0.224	0.25	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.35	0.361
24 months	0.173	0.204	0.233	0.26	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.13	0.164	0.197	0.23	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.25	0.282	0.312	0.339	0.361
9 months	0.09	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.15	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361

The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Common Stock to be issued for each Warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.277 shares of Common Stock for each whole Warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume-weighted average price of the shares of Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the Warrants, holders may choose to, in connection with this redemption feature, exercise their Warrants for 0.298 shares of Common Stock for each whole Warrant. In no event will the Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 shares of Common Stock per Warrant (subject to adjustment). Finally, as reflected in the table above, if the Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Common Stock.

This redemption feature differs from the typical warrant redemption features used in many other blank check company offerings, which typically only provide for a redemption of Warrants for cash (other than the Private Placement Warrants) when the trading price for the shares of Common Stock exceeds $18.00 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding Warrants to be redeemed when the shares of Common Stock are trading at or above $10.00 per public share, which may be at a time when the trading price of the shares of Common Stock is below the exercise price of the Warrants. We have established this redemption feature to provide us with the flexibility to redeem the Warrants without the Warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares of Common Stock for their Warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding Warrants, and therefore have certainty as to our capital structure as the Warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the Warrants if we determine it is in our best interest to do so. As such, we would redeem the Warrants in this manner when we believe it is in our best interest to update our capital structure to remove the Warrants and pay the redemption price to the warrant holders.

As stated above, we can redeem the Warrants when the shares of Common Stock are trading at a price starting at $10.00, which is below the exercise price of $11.50, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their Warrants on a cashless basis for the applicable number of shares. If we choose to redeem the Warrants when the shares of Common Stock are trading at a price below the exercise price of the Warrants, this could result in the warrant holders receiving fewer shares of Common Stock than they would have received if they had chosen to wait to exercise their Warrants for shares of Common Stock if and when such shares of Common Stock were trading at a price higher than the exercise price of $11.50.

No fractional shares of Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of shares of Common Stock to be issued to the holder. If, at the time of redemption, the Warrants are exercisable for a security other than the shares of Common Stock pursuant to the Warrant Agreement, the Warrants may be exercised for such security. At such time as the Warrants become exercisable for a security other than the shares of Common Stock, the Company (or surviving company) will use its commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the Warrants.

Holder Election to Limit Exercise. A holder of a Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such Warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (or such other amount as specified by the holder) of the shares of Common Stock outstanding immediately after giving effect to such exercise.

Anti-Dilution Adjustments. If the number of outstanding shares of Common Stock is increased by a share capitalization payable in shares of Common Stock, or by a sub-division of Common Stock or other similar event, then, on the effective date of such share capitalization, sub-division or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be increased in proportion to such increase in the outstanding shares of Common Stock. A rights offering made to all or substantially all holders of Common Stock entitling holders to purchase shares of Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of Common Stock equal to the product of (i) the number of shares of Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for shares of Common Stock) and (ii) the quotient of (x) the price per share of Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of Common Stock, in determining the price payable for shares of Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of Common Stock as reported during the ten (10) trading day period ending on the trading day prior to the first date on which the shares of Common Stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the Warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to all or substantially all the holders of shares of Common Stock on account of such shares of Common Stock (or other securities into which the Warrants are convertible), other than (a) as described above, or (b) certain ordinary cash dividends, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value (as determined by the Board, in good faith) of any securities or other assets paid on each share of Common Stock in respect of such event.

If the number of outstanding shares of Common Stock is decreased by a consolidation, combination, reverse share sub-division or reclassification of shares of Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-division, reclassification or similar event, the number of shares of Common Stock issuable on exercise of each Warrant will be decreased in proportion to such decrease in outstanding shares of Common Stock.

Whenever the number of shares of Common Stock purchasable upon the exercise of the Warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of Common Stock purchasable upon the exercise of the Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of Common Stock (other than those described above or that solely affects the par value of such shares of Common Stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding shares of Common Stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the Warrants and in lieu of the shares of Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the Warrants would have received if such holder had exercised their Warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of shares of Common Stock in such a transaction is payable in the form of shares of Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the Warrant properly exercises the Warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the value of a Warrant immediately prior to the consummation of the applicable event based on the Black-Scholes Warrant Model for a Capped American Call on Bloomberg Financial Markets. The purpose of such exercise price reduction is to provide additional value to holders of the Warrants when an extraordinary transaction occurs during the exercise period of the Warrants pursuant to which the holders of the Warrants otherwise do not receive the full potential value of the Warrants.

The Warrants are issued in registered form under a Warrant Agreement between Continental Stock Transfer & Trust Company, as warrant agent, and the Company. The Warrant Agreement provides that the terms of the Warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or to correct any defective provision or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the Warrants and the Warrant Agreement set forth in L&F’s prospectus for the L&F IPO, (ii) adjusting the definition of “Ordinary Cash Dividend” as contemplated by and in accordance with the provision of the Warrant Agreement relating thereto or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the Warrants, provided that the approval by the holders of at least 50% of the then-outstanding Public Warrants is required to make any change that adversely affects the interests of the registered holders of Public Warrants, and, solely with respect to any amendment to the terms of the Private Placement Warrants, 50% of the then outstanding Private Placement Warrants. You should review a copy of the Warrant Agreement, which is filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the Warrants.

The Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the principal corporate trust office of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of Warrants being exercised. The warrant holders do not have the rights or privileges of holders of shares of Common Stock and any voting rights until they exercise their Warrants and receive shares of Common Stock. After the issuance of shares of Common Stock upon exercise of the Warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

Private Placement Warrants

The Private Placement Warrants (including the shares of Common Stock issuable upon exercise of such warrants) will not be transferable, assignable or salable until 30 days after the completion of the Business Combination (except to our officers and directors and other persons or entities affiliated with the initial purchasers of the Private Placement Warrants) and they will not be redeemable by us so long as they are held by the Sponsor, members of the Sponsor or its permitted transferees. The Sponsor or its permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

Except as described above regarding redemption procedures and cashless exercise in respect of the Public Warrants, if holders of the Private Placement Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its warrants for that number of shares of Common Stock equal to the quotient obtained by dividing (x) the product of the number of shares of Common Stock underlying the Warrants, multiplied by the excess of the “fair market value” (defined below) of our shares of Common Stock over the exercise price of the Warrants by (y) the fair market value. Solely for purposes of this subsection “Private Placement Warrants,” the “fair market value” will mean the average reported closing price of the shares of Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following discussion summarizes certain material U.S. federal income tax considerations of acquiring, holding, and disposing of our Common Stock and/or Warrants. This discussion is based upon the Internal Revenue Code of 1986, as amended (the “Code”), its legislative history, the final, temporary and proposed U.S. Treasury Regulations promulgated thereunder, and administrative rulings and judicial decisions now in effect, all of which are subject to change at any time or subject to different interpretations (possibly with retroactive effect). This discussion does not purport to deal with all aspects of U.S. federal income taxation that may be relevant to a person’s decision to acquire, hold, and dispose of our Common Stock and/or Warrants in light of their personal circumstances or to certain types of stockholders that may be subject to special tax treatment, such as, but not limited to, banks and other financial institutions, retirement plans, employee stock ownership plans, regulated investment companies or real estate investment trusts, partnerships or other pass-through entities for U.S. federal income tax purposes (or investors in such entities), tax-exempt entities or organizations, United States expatriates, persons that have a principal place of business or “tax home” outside of the United States, persons subject to special rules under Section 892 of the Code, persons who receive our securities through the exercise of employee stock options or otherwise as compensation, controlled foreign corporations, passive foreign investment companies, corporations that accumulate earnings to avoid U.S. federal income tax, insurance companies, “S” corporations, dealers in securities and foreign currencies, traders in securities that elect to use a mark-to-market method of accounting for their securities, brokers, persons who hold our securities as part of a hedge, straddle, conversion, integrated, or other risk reduction or constructive sale transaction, persons required to report income no later than when such income is reported on an “applicable financial statement,” “U.S. holders” (as defined below) whose functional currency is not U.S. dollars, U.S. holders that hold our stock through non-U.S. brokers or other non-U.S. intermediaries, or persons subject to the alternative minimum tax. In addition, this summary does not include any description of the tax laws of any state, local, or non-U.S. jurisdiction that may be applicable to a particular stockholder and does not consider any aspects of U.S. federal tax law other than income taxation (such as estate and gift tax or Medicare contribution tax laws). In addition, this discussion is limited to (i) persons who hold our Common Stock and/or Warrants, as applicable, as a “capital asset” (generally, property held for investment) within the meaning of Section 1221 of the Code; and (ii) persons who acquire our Common Stock and/or Warrants from us at the original issuance of such Common Stock and/or Warrants, as applicable.

As used herein, the term “U.S. holder” means a beneficial owner of Common Stock and/or Warrants, that is, for U.S. federal income tax purposes:

•
an individual who is a citizen or resident of the United States;
•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or any political subdivision thereof or otherwise treated as a U.S. tax resident for U.S. federal income tax purposes;
•
a trust if it (1) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable U.S. Treasury Regulations to be treated as a U.S. person; or
•
an estate the income of which is subject to U.S. federal income taxation regardless of its source.

As used herein, the term “non-U.S. holder” means a beneficial owner of Common Stock and/or Warrants that is neither a U.S. holder nor a partnership or an entity treated as a partnership for U.S. federal income tax purposes.

If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of Common Stock and/or Warrants, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership, as well as the partners in such a partnership are urged to consult their tax advisors about the U.S. federal income tax consequences of owning our Common Stock and/or Warrants.

Stockholders and Warrant holders are urged to consult their own tax advisors with respect to the application of the U.S. federal income tax laws to their particular situations as well as any tax consequences arising under the U.S. federal estate or gift or other rules or under the laws of any state, local or non-U.S. taxing jurisdiction or under any applicable tax treaty.

This discussion is not binding on the Internal Revenue Service (“IRS”). Except as discussed herein, we have not sought, and will not seek, any ruling from the IRS or an opinion from counsel with respect to the statements made in the following discussion. Accordingly, there can be no assurance that the IRS will not take a position contrary to such statements or that any such contrary position taken by the IRS would not be sustained by a court. Stockholders and Warrant holders are urged to consult with their own tax advisors to determine the specific consequences of acquiring, holding, and disposing of our Common Stock and/or Warrants.

Taxation of U.S. Holders of Common Stock

Taxation of Distributions. Distributions received by a U.S. holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a U.S. holder that is a taxable corporation generally may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that should be subject to tax at the tax rate accorded to long- term capital gains.

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed below under “Taxation of U.S. Holders of Common Stock - Disposition (Other than a Redemption) of Common Stock”.

Disposition (Other than a Redemption) of Common Stock. In general, upon a disposition (other than a redemption) of Common Stock, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis in such Common Stock. A U.S. holder’s adjusted tax basis in our Common Stock generally will equal the U.S. holder’s acquisition cost. A U.S. holder who receives Common Stock pursuant to the exercise of a Warrant will determine the U.S. holder’s adjusted tax basis in the Common Stock so received in accordance with the discussions below regarding “Taxation of U.S. Holders of Warrants.”

Gain or loss on the disposition of Common Stock will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year and otherwise as short-term capital gain or loss. All or a portion of any loss that a U.S. holder realizes upon a taxable disposition of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the disposition. The deductibility of capital losses is subject to certain limitations (see “Taxation of U.S. Holders Generally-Tax Rates”).

Redemption of Common Stock. In general, upon a redemption of Common Stock, the treatment of the transaction for U.S. federal income tax purposes will depend on whether any of the “dividend non-equivalence tests” are satisfied with respect to the redemption. The “dividend non-equivalence tests” are as follows:

•
the U.S. holder’s percentage of our total outstanding voting shares that it actually and constructively owns immediately following the distribution is less than 80% of the percentage of our total outstanding voting shares that it actually and constructively owns immediately before the distribution and the U.S. holder has a similar reduction in its percentage ownership of our total outstanding Common Stock;
•
as a result of the distribution, the U.S. holder no longer actually or constructively owns any of our outstanding shares of stock; or

•
the distribution results in a meaningful reduction of the U.S. holder’s proportionate interest in our stock (which is determined based on the U.S. holder’s particular facts and circumstances; however, in certain circumstances, in the case of a stockholder holding a small minority (e.g., less than 1%) of our stock, even a small reduction of a U.S. holder’s proportionate interest in our stock may satisfy this test).

In determining whether one of the “dividend non-equivalence tests” is satisfied, a U.S. holder must take into account not only shares of our stock that such U.S. holder actually owns, but also shares of our stock that such U.S. holder constructively owns, including shares of our stock actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. holder has an interest, or that have an interest in the U.S. holder. Contemporaneous dispositions or acquisitions of shares by a U.S. holder (or persons or entities related to such U.S. holder) may be deemed to be part of a single integrated transaction which will be taken into account in determining whether any of the “dividend non-equivalence tests” have been satisfied. For example, if a U.S. holder sells shares of Common Stock to persons other than us at or about the time we redeem shares of Common Stock held by a U.S. holder, and these transactions are part of an overall plan to reduce or terminate such U.S. holder’s proportionate interest in our stock, then the sales to persons other than us may, for U.S. federal income tax purposes, be integrated with the U.S. holder’s redemption of Common Stock and, if integrated, should be taken into account in determining whether a U.S. holder satisfies any of the “dividend non-equivalence tests” described above.

If any such test is satisfied, a U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the U.S. holder’s adjusted tax basis in such Common Stock. A U.S. holder’s adjusted tax basis in our Common Stock generally will equal the U.S. holder’s acquisition cost; a U.S. holder who receives Common Stock pursuant to the exercise of a Warrant will determine the U.S. holder’s adjusted tax basis in the Common Stock so received in accordance with the discussions below regarding “Taxation of U.S. Holders of Warrants.” Any gain or loss that a U.S. holder recognizes in connection with receipt of the redemption generally will be long-term capital gain or loss if the U.S. holder has held the stock for more than one year and otherwise as short- term capital gain or loss. All or a portion of any loss that a U.S. holder realizes upon a taxable redemption of the stock may be disallowed if the U.S. holder purchases the same type of stock within 30 days before or after the redemption. The deductibility of capital losses is subject to certain limitations (see “Taxation of U.S. Holders Generally-Tax Rates”).

If none of the “dividend non-equivalence tests” described above are satisfied, the redemption proceeds generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Dividends paid to a U.S. holder that is a taxable corporation generally may qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided that certain holding period requirements are met, dividends paid to a non-corporate U.S. holder generally will constitute “qualified dividends” that should be subject to tax at the tax rate accorded to long-term capital gains.

Redemption proceeds in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed above under “Taxation of U.S. Holders of Common Stock-Disposition (Other than a Redemption) of Common Stock.”

Taxation of U.S. Holders of Warrants

Possible Constructive Distributions. The terms of the Warrants provide for an adjustment to the number of shares of Common Stock for which the Warrants may be exercised or to the exercise price of the warrants on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. U.S. holders of our Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrants), including as a result of a distribution of cash or other property to the holders of shares of our Common Stock that is taxable to such holders of such shares as a distribution. Any constructive distribution received by a U.S. holder would be subject to tax in the same manner as distributions, as described above in “Taxation of U.S. Holders of Common Stock-Taxation of Distributions” in an amount equal to the fair market value of such increased interest resulting from the adjustment. Generally, a U.S. holder’s adjusted tax basis in its Warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Sale or Disposition of Warrants (Other than by Exercise or Lapse). Upon the sale or other taxable disposition of the Warrants (other than by exercise or lapse), a U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the U.S. holder’s adjusted tax basis in the Warrants. If we redeem the Warrants for cash or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. holder. A U.S. holder’s tax basis in any Warrants shall equal the U.S. holder’s acquisition cost of the Warrants.

Capital gain or loss on the sale or disposition of Warrants (other than by exercise or lapse) will be long-term capital gain or loss if the U.S. holder’s holding period in such Warrants is more than one year at the time of the sale or other taxable disposition. The deductibility of capital losses is subject to certain limitations (discussed below-see “Taxation of U.S. Holders Generally-Tax Rates”).

Exercise of Warrants. A U.S. holder will generally not be required to recognize income, gain or loss upon exercise of Warrants. A U.S. holder’s tax basis in Common Stock received upon exercise of the Warrants for cash will be equal to the sum of (1) the U.S. holder’s adjusted tax basis in the Warrants exchanged therefor (generally, the acquisition cost of the Warrants) and (2) the exercise price of such Warrants. Whether a U.S. holder’s holding period for the Common Stock received upon exercise of a Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant may depend on the facts and circumstances regarding the U.S. holder’s acquisition of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. Once exercised, the U.S. holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the Warrants as discussed above under “Taxation of U.S. Holders of Common Stock.”

In certain circumstances, the Warrants may be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of the Warrants on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Common Stock received.

Lapse of Warrants. If a Warrant expires without being exercised, a U.S. holder should recognize a capital loss in an amount equal to such holder’s adjusted tax basis in the Warrant. Such loss will be long-term capital loss if, at the time of the expiration, the U.S. holder’s holding period in such Warrant is more than one year. The deductibility of capital losses is subject to certain limitations (see “Taxation of U.S. Holders Generally-Tax Rates”).

Taxation of U.S. Holders Generally

Amounts Treated as Capital Gain. Any amounts that are treated pursuant to the discussion above as capital gain generally will be treated as long-term capital gain if the U.S. holder’s holding period is greater than one year at the time of the exchange.

Amounts Treated as Dividend Income. Any amounts that are treated pursuant to the discussion above as dividend income generally will be taxable to a non-corporate U.S. holder at long-term capital gains rates as such amounts should constitute “qualified dividend income” subject to such favorable rates.

Tax Rates. In general, the maximum U.S. federal income tax rate on long-term capital gain applicable to non-corporate taxpayers is 20% for sales and exchanges of capital assets held for more than one year. Short-term capital gain (i.e., the gain on capital assets held for one year or less) of non-corporate taxpayers is subject to tax at the same U.S. federal income tax rates as ordinary income. The maximum U.S. federal income tax rate on ordinary income for non-corporate taxpayers with income exceeding certain thresholds is currently 37%. All income and gain of corporate taxpayers is subject to tax at the same U.S. federal income tax rate (currently, 21%). In addition, the characterization of income as capital gain or ordinary income may affect the deductibility of capital losses. A non-corporate taxpayer may deduct capital losses not offset by capital gains against its ordinary income only up to a maximum annual amount of $3,000. A non-corporate taxpayer may carry forward unused capital losses indefinitely. A corporate taxpayer may deduct capital losses only to the extent of capital gains, with unused losses being carried back three years and forward five years.

Medicare Tax. A U.S. holder that is an individual or estate, or a trust that does not fall into a special class of trusts that is exempt from such tax, will be subject to a 3.8% tax on the lesser of (1) the U.S. holder’s “net investment income” for the relevant taxable year and (2) the excess of the U.S. holder’s modified adjusted gross income for the taxable year over a certain threshold. For individuals, the threshold amount is $200,000 for single filers, and $250,000 for married taxpayers filing joint returns ($125,000 for married individuals filing separate returns), which amounts are not indexed for inflation. Net investment income generally includes dividend income and net gains from the disposition of stock, unless such dividend income or net gains are derived in the ordinary course of the conduct of a trade or business (other than a trade or business that consists of certain passive or trading activities). A U.S. holder that is an individual, estate or trust, is urged to consult its tax advisor regarding the applicability of the Medicare tax to its income and gains in respect of its investment in our Common Stock and/or Warrants.

Taxation of Non-U.S. Holders of Common Stock

Taxation of Distributions. Distributions received by a non-U.S. holder generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In such event, subject to the discussion below concerning FIRPTA (as defined below), such amounts generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

•
a lower treaty rate applies and the non-U.S. holder furnishes a validly executed IRS Form W-8BEN or W-8BEN-E (or equivalent thereof) evidencing eligibility for that reduced rate to the applicable withholding agent; or
•
the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income for U.S. income tax purposes is also treated as income that is effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business (referred to as “effectively connected income” or “ECI”), the non-U.S. holder generally will be subject to U.S. federal income tax on such ECI at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts, as discussed under “Taxation of U.S. Holders of Common Stock-Taxation of Distributions”. A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such ECI (subject to certain adjustments, unless reduced or eliminated by an applicable tax treaty).

Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed below under “Taxation of Non-U.S. Holders of Common Stock-Disposition (Other than a Redemption) of Common Stock.”

Disposition (Other than a Redemption) of Common Stock. In general, upon a disposition (other than a redemption) of Common Stock, a non-U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the non-U.S. holder’s adjusted tax basis in such Common Stock. A non-U.S. holder’s adjusted tax basis in our Common Stock generally will equal the non-U.S. holder’s acquisition cost. A non-U.S. holder who receives Common Stock pursuant to the exercise of a Warrant will determine the non-U.S. holder’s adjusted tax basis in the

Common Stock so received in accordance with the discussions below regarding “Taxation of Non-U.S. Holders of Warrants.”

Generally, subject to the discussion below concerning FIRPTA (as defined below), a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax, unless one of the following tests is satisfied:

•
the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States (and, if the non-U.S. holder is entitled to the benefits of an applicable income tax treaty with the United States with respect to that gain, that gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States) (the “ECI Test”); or
•
the non-U.S. holder is an individual who is present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met (the “183 Day Test”).

If the non-U.S. holder satisfies the ECI Test, any income or gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its ECI (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Redemption of Common Stock. In general, upon a redemption of Common Stock, the treatment of the transaction for U.S. federal income tax purposes will depend on whether any of the “dividend non-equivalence tests” described above are satisfied with respect to the redemption. If any such test is satisfied, a non-U.S. holder will realize gain or loss in an amount equal to the difference between the sum of the fair market value of any property and the amount of cash received in such disposition and the non-U.S. holder’s adjusted tax basis in such Common Stock. A non-U.S. holder’s adjusted tax basis in our Common Stock generally will equal the non-U.S. holder’s acquisition cost. A non-U.S. holder who receives Common Stock pursuant to the exercise of a Warrant will determine the non-U.S. holder’s adjusted tax basis in the Common Stock so received in accordance with the discussions below regarding “Taxation of Non-U.S. Holders of Warrants.” Generally, subject to the discussion below concerning FIRPTA (as defined below), a non-U.S. holder will not be subject to U.S. federal income tax or withholding tax on gain from a redemption that satisfies any of the “dividend non-equivalence tests” unless the ECI Test or the 183 Day Test is satisfied.

If the non-U.S. holder satisfies the ECI Test, any gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its ECI (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If none of the “dividend non-equivalence tests” described above are satisfied, the redemption proceeds generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. In such event, subject to the discussion below concerning FIRPTA (as defined below), such amounts generally will be subject to U.S. income tax withholding at the rate of 30% on the gross amount of any such amount unless either:

•
a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E evidencing eligibility for that reduced rate to the applicable withholding agent; or
•
the non-U.S. holder furnishes an IRS Form W-8ECI to the applicable withholding agent claiming that such amount is effectively connected income.

If an amount treated as dividend income is also treated as effectively connected with the non-U.S. holder’s conduct of a U.S. trade or business, the non-U.S. holder generally will be subject to U.S. federal income tax on such

ECI at graduated rates, in the same manner as U.S. holders are taxed with respect to such amounts as discussed above under “Taxation of U.S. Holders of Common Stock-Taxation of Distributions.” A non-U.S. holder that is a corporation also may be subject to the 30% branch profits tax with respect to such an amount that is treated as effectively connected with its conduct of a U.S. trade or business, unless reduced or eliminated by a tax treaty.

Redemption proceeds in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the non-U.S. holder’s adjusted tax basis in the Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the Common Stock, as discussed above under “Taxation of Non-U.S. Holders of Common Stock-Disposition (Other than a Redemption) of Common Stock.”

Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of holding Common Stock.

Taxation of Non-U.S. Holders of Warrants

Possible Constructive Distributions. The terms of the Warrants provide for an adjustment to the number of shares of Common Stock for which the Warrants may be exercised or to the exercise price of the Warrants on the occurrence of certain events. An adjustment which has the effect of preventing dilution generally is not a taxable event. Non-U.S. holders of our Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such shares or to such exercise price increases the non-U.S. holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of shares of Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrants), including as a result of a distribution of cash or other property to the holders of shares of our Common Stock that is taxable to such holders of such shares as a distribution. Any constructive distribution received by a non-U.S. holder would be subject to tax in the same manner as distributions, as described above in “Taxation of Non-U.S. Holders of Common Stock-Taxation of Distributions” in an amount equal to the fair market value of such increased interest resulting from the adjustment. Generally, a non-U.S. holder’s adjusted tax basis in its Warrants would be increased to the extent any such constructive distribution is treated as a dividend.

Sale or Disposition of Warrants (Other than by Exercise). Upon the sale or other taxable disposition of any Warrants (other than by exercise), a non-U.S. holder will generally recognize capital gain or loss equal to the difference between the amount realized on the sale or other taxable disposition and the non-U.S. holder’s adjusted tax basis in the Warrants. If we redeem the Warrants for cash or if we purchase Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the non-U.S. holder. A non-U.S. holder’s tax basis in any Warrants shall equal the holder’s acquisition cost of the Warrants. Subject to the discussion below concerning FIRPTA (as defined below), such non-U.S. holder generally will not be subject to U.S. federal income tax or withholding tax on the sale or disposition of the Warrants, unless the ECI Test or the 183 Day Test is satisfied.

If the non-U.S. holder satisfies the ECI Test, any income or gain that is taxable as a result generally will be subject to U.S. federal income tax, net of certain deductions, at regular U.S. federal income tax rates. If a non-U.S. holder is a corporation, its ECI (subject to certain adjustments) may be subject to an additional U.S. branch profits tax at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

If the non-U.S. holder satisfies the 183 Day Test, any gain that is taxable (net of certain U.S.-source losses) will be taxed at a flat rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Exercise of Warrants. A non-U.S. holder will generally not be required to recognize income, gain or loss upon exercise of Warrants. A non-U.S. holder’s tax basis in Common Stock received upon exercise of the Warrants for cash will be equal to the sum of (1) the non-U.S. holder’s adjusted tax basis in the Warrants exchanged therefor (generally, the acquisition cost of the Warrants) and (2) the exercise price of such Warrants. Whether a non-U.S. holder’s holding period for the Common Stock received upon exercise of a Warrant would commence on the date of exercise of the Warrant or the day following the date of exercise of the Warrant may depend on the facts and circumstances regarding the non-U.S. holder’s acquisition of the Warrant; however, in either case the holding period will not include the period during which the non-U.S. holder held the Warrant. Once exercised, the non-U.S. holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the Warrants as discussed above under “Taxation of Non-U.S. Holders of Common Stock”.

In certain circumstances, the Warrants will be exercisable on a cashless basis. The U.S. federal income tax treatment of an exercise of a Warrant on a cashless basis is not clear, and could differ from the consequences described above. It is possible that a cashless exercise could be a taxable event. Non-U.S. holders are urged to consult their tax advisors as to the consequences of an exercise of a Warrant on a cashless basis, including with respect to whether the exercise is a taxable event, and their holding period and tax basis in the Common Stock received. Once exercised, the non-U.S. holders will be subject to tax consequences with respect to their ownership of Common Stock acquired via the Warrants as discussed above under “Taxation of Non-U.S. Holders of Common Stock”.

Non-U.S. holders are urged to consult with their own tax advisors regarding the tax consequences to them of holding Warrants.

Backup Withholding and Information Reporting

Backup withholding and information reporting may apply to amounts paid (or deemed paid) to holders of our Common Stock and/or Warrants and to the proceeds of the sale or other disposition of our Common Stock and/or Warrants.

U.S. Holders. A U.S. holder may be subject to backup withholding at the rate of 24% unless such holder comes within certain exempt categories and, when required, demonstrates this fact, or provides to the applicable withholding agent a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with the applicable requirements of the backup withholding rules. A U.S. holder who does not provide the applicable withholding agent with its correct taxpayer identification number also may be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. holder’s income tax liability, provided the required information is timely furnished to the IRS.

Non-U.S. Holders. A non-U.S. holder may be subject to backup withholding unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption. The payment of the proceeds from the disposition of our Common Stock and/or Warrants to or through the U.S. office of a U.S. or non-U.S. broker will be subject to information reporting and, possibly, backup withholding unless the non-U.S. holder certifies as to its non-U.S. status or otherwise establishes an exemption, provided that the broker does not have actual knowledge that the non-U.S. holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied. The proceeds of the disposition by a non-U.S. holder of our Common Stock and/or Warrants to or through a non-U.S. office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. federal income tax purposes or a non-U.S. person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, information reporting generally will apply unless the broker has documentary evidence as to the non-U.S. holder’s nonresident status and has no actual knowledge to the contrary. Backup withholding is not an additional tax. Any amount withheld under the backup withholding rules from a payment to a non-U.S. holder will be allowed as a credit against such non-U.S. holder’s U.S. federal income tax liability (which might entitle such non-U.S. holder to a refund), provided that the required information is timely furnished to the IRS. Applicable U.S. Treasury Regulations provide presumptions regarding the status of stockholders when payments to the stockholders cannot be reliably associated with appropriate documentation provided to the payer. Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Each Stockholder and Warrant holder is urged to consult its own tax advisor regarding the information reporting and backup requirements applicable to it.

Foreign Account Tax Compliance Act Withholding

The “Foreign Account Tax Compliance Act” (“FATCA”) (as set forth in Sections 1471 to 1474 of the Code and the U.S. Treasury Regulations thereunder, including any successor provisions, subsequent amendments and administrative guidance promulgated thereunder) generally imposes a withholding tax of 30% on “withholdable payments” made to a “foreign financial institution” unless the foreign financial institution enters into an agreement with the IRS to collect and provide to the IRS on an annual basis substantial information regarding its U.S. account holders or an exception applies. If a foreign financial institution enters into such an agreement but is unable to obtain the relevant information from its direct and indirect account holders or owners on an annual basis, the foreign financial institution will be required to withhold 30% of any withholdable payment allocable to such account holders, and there is a risk that the IRS may determine that the foreign financial institution is not in compliance with its agreement, resulting in the foreign financial institution becoming subject to the 30% withholding tax on all of the withholdable payments made to it. The term “withholdable payment” generally includes any payment of fixed or determinable, annual or periodic income received from U.S. sources, including U.S. source dividends and interest to the extent not effectively connected with the conduct of a U.S. trade or business, and may include the gross proceeds of a disposition of stock or of debt instruments and “foreign pass-thru payments,” in each case with respect to any U.S. investment. The legislation also generally imposes a withholding tax of 30% on withholdable payments made to a non-U.S. entity that is not a foreign financial institution unless such entity provides the withholding agent with a certification identifying the substantial U.S. owners of the entity, which are generally defined as any U.S. persons who directly or indirectly own more than 10% of the entity, or unless an exception applies. We generally will be required to withhold 30% of withholdable payments made to any non-U.S. holder that is a foreign financial institution or other non-U.S. entity unless such stockholder complies with the applicable requirements discussed above. Accordingly, the stockholders may be required to provide certain information to us in order to avoid the imposition of the 30% withholding tax on any withholdable payments made by us. We will not pay additional amounts in respect of amounts withheld.

The foregoing is only a general summary of certain provisions of FATCA. Non-U.S. holders are urged to consult with their own tax advisors regarding the application of FATCA to their investment in our Common Stock and/or Warrants.

Foreign Investment in Real Property Tax Act (“FIRPTA”)

A non-U.S. holder’s gain from the disposition of a United States Real Property Interest (“USRPI”) is generally subject to U.S. federal income tax, withholding and filing requirements and is generally not exempted under applicable income tax treaties. A USRPI generally includes shares in corporations organized in the U.S., the fair market value of whose interests in real property located in the U.S., at any time in a five year testing period, equals or exceeds 50% of the fair market value of the sum of its interests in real property located in the U.S., its interests in real property located outside the U.S., and its other assets used or held for use in a trade or business. Such gain on the disposition of a USRPI recognized by a non-U.S. holder is treated as ECI and the taxable amount is subject to U.S. federal income tax at graduated rates (“FIRPTA Tax”).

Dispositions that give rise to gains that may be subject to FIRPTA Tax may require that such FIRPTA Tax be collected by U.S. federal income tax withholding on the part of the purchaser or disposing partnership, as the case may be (“Section 1445 Withholdings”). Section 1445 Withholdings are required at a rate of 15% of the amount realized on the sale or exchange of the shares of the USRPI to the extent allocable to non-U.S. holders. Section 1445 Withholdings are not required if (a) the applicable shares are regularly traded on an established securities market and (b) the non-U.S. stockholder did not, at any time during a specified testing period, hold more than 5% of the stock of such corporation.

Accordingly, if our stock constitutes a USRPI, the disposition of Common Stock and/or Warrants (or the deemed disposition of Common Stock and/or Warrants) by a non-U.S. holder may attract FIRPTA Tax for such non-U.S. holder and such dispositions may give rise to Section 1445 Withholdings. In addition, such non-U.S. holder might be required to file a U.S. federal income tax return for the year in which such disposition is made. We do not expect the Common Stock and/or Warrants to constitute USRPIs.

Other Tax Consequences

State or local taxation may apply to us and our stockholders in various state or local jurisdictions, including those in which we or our stockholders transact business, own property, or reside. The state and local tax treatment in such jurisdictions may differ from the federal income tax treatment described above. Consequently, U.S. holders and non-U.S. holders are urged to consult their own tax advisors regarding the effect of state and local tax laws on an investment in us. In addition, a U.S. holder or non-U.S. holder may be subject to taxation and reporting requirements outside of the United States in respect of its investment in us. Investors are urged to consult their own tax advisors as to state, local, non-U.S. and other tax consequences of holding our Common Stock and/or Warrants.

THE TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION ONLY AND SHOULD NOT BE CONSIDERED TO DESCRIBE FULLY THE TAX CONSEQUENCES OF AN INVESTMENT IN OUR COMMON STOCK AND/OR WARRANTS. INVESTORS ARE STRONGLY URGED TO CONSULT, AND MUST RELY ON, THEIR OWN TAX ADVISERS WITH RESPECT TO THE TAX CONSEQUENCES OF HOLDING OUR COMMON STOCK AND/OR WARRANTS INCLUDING WITHOUT LIMITATION, THE EFFECT OF U.S. FEDERAL TAXES (INCLUDING TAXES OTHER THAN INCOME TAXES) AND STATE, LOCAL AND NON-U.S. TAX CONSIDERATIONS, AS WELL AS THE POTENTIAL CONSEQUENCES OF ANY CHANGES THERETO MADE BY FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL DEVELOPMENTS (WHICH MAY HAVE RETROACTIVE EFFECT).

PLAN OF DISTRIBUTION

The Selling Securityholders, which as used herein includes donees, pledgees, transferees, distributees or other successors-in-interest selling shares of Common Stock, Warrants, or interests in our Common Stock or Warrants received after the date of this prospectus from the Selling Securityholders as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer, distribute or otherwise dispose of certain of their shares of Common Stock, Warrants or interests in our Common Stock or Warrants on any stock exchange, market, or trading facility on which shares of our Common Stock or Warrants, as applicable, are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The Selling Securityholders may use any one or more of the following methods when disposing of their shares of Common Stock, warrants, or interests therein:

•
ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•
one or more underwritten offerings;
•
block trades (which may involve crosses) in which the broker-dealer will attempt to sell the shares of Common Stock or Warrants as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•
purchases by a broker-dealer as principal and resale by the broker-dealer for its accounts;
•
an exchange distribution and/or secondary distribution in accordance with the rules of the applicable exchange;
•
privately negotiated transactions;
•
distributions to their employees, partners, members or stockholders;
•
short sales (including short sales “against the box”) effected after the date of the registration statement of which this prospectus is a part is declared effective by the SEC;
•
through the writing or settlement of standardized or over-the-counter options or other hedging transactions, whether through an options exchange or otherwise;
•
in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•
an offering at other than a fixed price on or through the facilities of any stock exchange on which the securities are listed or to or through a market maker other than on that stock exchange;
•
by pledge to secure debts and other obligation;
•
directly to purchasers, including our affiliates and stockholders, in a rights offering or otherwise;
•
privately negotiated transactions, directly or through agents;
•
broker-dealers may agree with the Selling Securityholders to sell a specified number of such shares of Common Stock or Warrants at a stipulated price per share or Warrant; and
•
through a combination of any of these methods or any other method permitted by applicable law.

The Selling Securityholders may also transfer the securities by gift. The Selling Securityholders may affect the distribution of our Common Stock or Warrants from time to time in one or more transactions either:

•
at a fixed price or prices, which may be changed from time to time;
•
at market prices prevailing at the time of sale;
•
at prices relating to the prevailing market prices; or

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at negotiated prices.

The Selling Securityholders may, from time to time, transfer, distribute (including distributions in kind by registered securityholders that are investment funds), pledge, assign or grant a security interest in some or all of the shares of our Common Stock or warrants owned by them and, if a Selling Securityholder defaults in the performance of its secured obligations, the transferees, distributees, pledgees, assignees or secured parties may offer and sell such shares of Common Stock or Warrants, from time to time, under this prospectus, or under an amendment or supplement to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of the Selling Securityholders to include the transferee, distributee, pledgee, assignee or other successors in interest as the Selling Securityholders under this prospectus. The Selling Securityholders also may transfer the shares in other circumstances, in which case the transferees, distributees, pledgees, assignees, or other successors in interest will be the registered beneficial owners for purposes of this prospectus.

A Selling Securityholder that is an entity may elect to make an in-kind distribution of Common Stock or Warrants to its members, partners, or stockholders pursuant to the registration statement of which this prospectus forms a part by delivering a prospectus. To the extent that such transferees are not affiliates of ours, such transferees will receive freely tradable shares of Common Stock or Warrants pursuant to the distribution effected through this registration statement.

We or the Selling Securityholders may agree to indemnify an underwriter, broker-dealer or agent against certain liabilities related to the sale of our Common Stock or Warrants, including liabilities under the Securities Act.

Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of Common Stock or warrants through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing certain material information, including:

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the name of the Selling Securityholder;
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the number of shares of Common Stock or Warrants, as applicable, being offered;
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the terms of the offering;
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the names of the participating underwriters, broker-dealers or agents;
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any discounts, commissions or other compensation paid to underwriters or broker-dealers and any discounts, commissions or concessions allowed or reallowed or paid by any underwriters to dealers;
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the public offering price;
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the estimated net proceeds to us from the sale of the Common Stock or Warrants, as applicable;
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any delayed delivery arrangements; and
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other material terms of the offering.

Agents, broker-dealers and underwriters or their affiliates may engage in transactions with, or perform services for, the Selling Securityholders (or their affiliates) in the ordinary course of business. The Selling Securityholders may also use underwriters or other third parties with whom such Selling Securityholders have a material relationship. The Selling Securityholders (or their affiliates) will describe the nature of any such relationship in the applicable prospectus supplement.

There can be no assurances that the Selling Securityholders will sell, nor are the Selling Securityholders required to sell, any or all of the Common Stock or Warrants offered under this prospectus.

In connection with the sale of shares of our Common Stock, Warrants or interests therein, the Selling Securityholder may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our Common Stock or Warrants in the course of hedging the positions they assume. The

Selling Securityholders may also sell shares of our Common Stock or Warrants short and deliver these securities to close out their short positions, or loan or pledge shares of our Common Stock or Warrants to broker-dealers that in turn may sell these securities. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities that require the delivery to such broker-dealer or other financial institution of shares of our Common Stock or Warrants offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the Selling Securityholders from the sale of shares of our Common Stock or Warrants offered by them will be the purchase price of such shares of our Common Stock or Warrants less discounts or commissions, if any. The Selling Securityholders reserve the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of share of our Common Stock or Warrants to be made directly or through agents. We will not receive any of the proceeds from any offering by the Selling Securityholders.

The Selling Securityholders also may in the future resell a portion of our Common Stock or Warrants in open market transactions in reliance upon Rule 144 under the Securities Act, provided that they meet the criteria and conform to the requirements of that rule, or pursuant to other available exemptions from the registration requirements of the Securities Act.

The Selling Securityholders and any underwriters, broker-dealers, or agents that participate in the sale of shares of our Common Stock, Warrants or interests therein may be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act. Any discounts, commissions, concessions, or profit they earn on any resale of shares of our Common Stock or Warrants may be underwriting discounts and commissions under the Securities Act. If any Selling Securityholder is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act, then the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act. Underwriters and their controlling persons, dealers and agents may be entitled, under agreements entered into with us and the Selling Securityholder, to indemnification against and contribution toward specific civil liabilities, including liabilities under the Securities Act.

To the extent required, our Common Stock and Warrants to be sold, the purchase price and public offering price, the names of any agent, dealer or underwriter, and any applicable discounts, commissions, concessions or other compensation with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus. To facilitate the offering of shares of our Common Stock and Warrants offered by the Selling Securityholders, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our Common Stock or Warrants. This may include over-allotments or short sales, which involve the sale by persons participating in the offering of more shares of Common Stock or Warrants than were sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our Common Stock or Warrants by bidding for or purchasing shares of Common Stock or Warrants in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if shares of Common Stock or Warrants sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our Common Stock or Warrants at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time. These transactions may be effected on any exchange on which the securities are traded, in the over-the-counter market or otherwise.

Under the A&R Registration Rights Agreement, the Common Equity Subscription Agreements and the Convertible Notes Registration Rights Agreement, we have agreed to indemnify the applicable Selling Securityholders party thereto against certain liabilities that they may incur in connection with the sale of the securities registered hereunder, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make with respect thereto. In addition, we and the Selling Securityholders may agree to indemnify any underwriter, broker-dealer or agent against certain liabilities related to the selling of the securities, including liabilities arising under the Securities Act.

Under the A&R Registration Rights Agreement, the Common Equity Subscription Agreements, the Warrant Agreement and Convertible Notes Registration Rights Agreement, we have agreed to maintain the effectiveness of the registration statement of which this prospectus forms a part pursuant to such agreements for the period of time required by these agreements and comply with provisions of the applicable securities laws with respect to the sale or other disposition of all securities covered this registration statement during such period in accordance with the intended method or methods of disposition by the sellers thereof set forth in this registration statement.

The Selling Securityholders and other persons participating in the sale or distribution of the shares of the Common Stock will be subject to applicable provisions of the Exchange Act and the related rules and regulations adopted by the SEC, including Regulation M. This regulation may limit the timing of purchases and sales of any of the securities by the Selling Securityholders and any other person. The anti-manipulation rules under the Exchange Act may apply to sales of shares of our Common Stock in the market and to the activities of the Selling Securityholders and their affiliates. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of the shares of the Common Stock to engage in market-making activities with respect to the particular securities being distributed for a period of up to five business days before the distribution. These restrictions may affect the marketability of the shares of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to the securities.

We are required to pay all fees and expenses incident to the registration of the securities to be offered and sold pursuant to this prospectus. The Selling Securityholders will bear all commissions and discounts, if any, attributable to their sale of securities.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Venable LLP.

EXPERTS

The financial statements of ZeroFox Holdings, Inc (f/k/a L&F Acquisition Corp.) as of August 2, 2022 and December 31, 2021 and for the period January 1, 2022 to August 2, 2022 and for the year ended December 31, 2021, have been audited by WithumSmith+Brown, PC, an independent registered accounting firm, as stated in their report thereon (which includes the explanatory paragraph relating to L&F Acquisition Corp.’s ability to continue as a going concern) and incorporated by reference in this prospectus, in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.

The financial statements of ZeroFox Holdings, Inc. incorporated by reference in this prospectus, have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

The financial statements of ID Experts Holdings, Inc. incorporated by reference in this prospectus of ZeroFox Holdings, Inc. have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their report. Such financial statements are incorporated by reference in reliance upon the report of such firm given their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act, with respect to the securities being offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all of the information in the registration statement and its exhibits. For further information with respect to ZeroFox and the securities offered by this prospectus, we refer you to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract or any other document referred to are not necessarily complete, and in each instance, we refer you to the copy of the contract or other document filed as an exhibit to the registration statement. Each of these statements is qualified in all respects by this reference. You can read our SEC filings, including the registration statement, over the internet at the SEC’s website at www.sec.gov.

We are subject to the information reporting requirements of the Exchange Act, and we file reports, proxy statements and other information with the SEC. These reports, proxy statements and other information will be available for review at the SEC’s website at www.sec.gov. We also maintain a website at www.zerofox.com, at which you may access these materials free of charge as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained in, or that can be accessed through, our website is not part of this prospectus.

INCORPORATION BY REFERENCE

The SEC rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

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our Annual Report on Form 10-K for the year ended January 31, 2023, filed with the SEC on March 30, 2023;
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our Quarterly Reports on Form 10-Q for the quarter ended April 30, 2023, filed with the SEC on June 9, 2023, and the quarter ended July 31, 2023, filed with the SEC on September 12, 2023;
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the following sections from our final prospectus (File No. 333-271028), filed pursuant to Rule 424(b)(3) on April 12, 2023: “Unaudited Pro Forma Condensed Combined Financial Information” and “ZeroFox Holdings, Inc. (f/k/a L&F Acquisition Corp.) Consolidated Financial Statements as of August 2, 2022, and December 31, 2021, and for the period January 1, 2022, to August 2, 2022, and the fiscal year ended December 31, 2021 (Audited)”;
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our Current Reports on Form 8-K filed with the SEC on February 22, 2023, April 17, 2023, April 24, 2023, May 12, 2023, and June 30, 2023; and
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the description of our capital stock contained in our Registration Statement on Form 8-A filed with the SEC on August 3, 2022, as amended by Exhibit 4.06 of our Annual Report on 10-K for the year ended January 31, 2023, filed with the SEC on March 30, 2023, and any amendment or report filed with the SEC for the purpose of updating such description.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of this post-effective amendment to the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

ZeroFox Holdings, Inc.

1834 S. Charles Street

Baltimore, Maryland 21230

Attention: Corporate Secretary

Tel. (855) 936-9369

Exhibits to the filings will not be sent, however, unless those exhibits have been specifically incorporated by reference in this prospectus or any accompanying prospectus supplement.